Exhibit 4.2

SECURITY HOLDERS AGREEMENT

This Security Holders Agreement (as amended, restated and modified from time to time, this “Agreement”), dated as of November 28, 2008, is by and among (i) Skullcandy, Inc., a Delaware corporation (the “Company”), (ii) the holders of Common Stock, Series A Preferred Stock and Series B Preferred Stock identified on Exhibit A attached hereto (the “Prior Stockholders”), (iii) Goode Skullcandy Holdings LLC, a Delaware limited liability company (“Goode”), and (iv) any other Person that from time to time becomes party to this Agreement by execution of a Joinder Agreement in substantially the form attached hereto as Exhibit B (a “Joinder Agreement”). Capitalized terms used in this Agreement have the meanings ascribed to them in Article I.

RECITALS

A. The Company and certain of the Non-Investor Security Holders are parties to the (i) Skullcandy, Inc. Amended and Restated Investor Rights Agreement, dated December 21, 2007 (the “Rights Agreement”), (ii) Skullcandy, Inc. Amended and Restated Voting Agreement, dated December 21, 2007 (the “Voting Agreement”), (iii) Skullcandy, Inc. Amended and Restated Right of First Refusal and Co-Sale Agreement, dated December 21, 2007 (the “ROFR Agreement”), (iv) Skullcandy, Inc. Series A Preferred Stock Purchase Agreement, dated January 15, 2006 (the “Series A SPA”) (v) Skullcandy, Inc. Series B Preferred Stock Purchase Agreement, dated as of December 21, 2007 (the “Series B SPA”), and (vi) Skullcandy Common Stock Purchase Agreement, dated September 18, 2007 (the “CSPA” and, together with the Rights Agreement, Voting Agreement, ROFR Agreement, Series A SPA, Series B SPA and CSPA, the “Original Agreements”).

B. On the date hereof, the Investor is being issued a convertible promissory note in the original principal amount of $29,823,926.46 (the “Convertible Note”) and 1,358 shares of Series C Preferred Stock pursuant to the Securities Purchase and Redemption Agreement, dated as of the date hereof, by and among the Company, the Investor and certain of the Non-Investor Security Holders (the “Purchase Agreement”).

C. The Prior Stockholders are the record and beneficial owners of an aggregate of 1,290,062 shares of Common Stock, 331,379 shares of Series A Preferred Stock and 68,517 shares of Series B Preferred Stock.

D. As of the date hereof, the Company has outstanding Warrants to purchase an aggregate of 5,000 shares of Common Stock and Options exercisable for an aggregate of 152,549 shares of Common Stock.

E. Immediately following the consummation of the transactions contemplated by the Purchase Agreement, the principal amount outstanding under the Convertible Notes and the face amount of the Series C Preferred Stock held by the Investor will be convertible into shares of Common Stock of the Company equal to approximately

12.5265% of the Securities on a Fully Diluted Basis as of the time immediately prior to the Initial Closing of the Purchase Agreement.

F. Immediately following the Redemption Closing, the principal amount outstanding under the Convertible Notes and the face amount of the Series C Preferred Stock held by the Investor will be convertible into shares of Common Stock of the Company equal to approximately 16.7138% of the Securities on a Fully Diluted Basis as of the time immediately prior to the Initial Closing of the Purchase Agreement.

G. After the date hereof, the Company may grant additional Options to purchase up to an aggregate of 184,751 shares of Common Stock, which shares would constitute 10% of the Securities, on a Fully Diluted Basis, which future grants will dilute the Securities of the Investors and Non-Investor Security Holders, including the potential interest of the Investors upon conversion of the Convertible Notes and the Series C Preferred Stock. In the event any Subsequent Closing occurs, the number of Options to purchase additional shares of Common Stock will increase provided that the total number of shares underlying such Options will not exceed 10% of the Securities, on a Fully Diluted Basis as of such Subsequent Closing.

H. The execution and delivery of this Agreement is a condition precedent to the closing of the transactions contemplated by the Purchase Agreement.

I. The Company and the Security Holders desire to amend, restate and replace the Original Agreements and thereby maintain certain restrictions and obligations on the ownership, retention and disposition of the Securities pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

I. DEFINITIONS

1.1. Construction of Terms. As used herein, the masculine, feminine or neuter gender, and the singular or plural number, will be deemed to be or to include the other genders or number, as the case may be, whenever the context so indicates or requires. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference will be to an Article or Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” Unless the context otherwise requires, (a) “or” is disjunctive but not necessarily exclusive, (b) the use in this Agreement of “day” will mean a calendar day unless indicated otherwise, (c) unless otherwise defined herein, terms used herein which are defined in GAAP have the meanings ascribed to them therein, (d) all references to $ or dollar amounts will be to lawful currency of the United States, and (e) the words “herein”, “hereby”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or other subdivision of this Agreement. Without prejudice to any party’s rights and remedies for breach of a provision hereunder, this Agreement will not be interpreted or construed to require any Person to take any action, or fail to take any action, that would violate any applicable Law. All Exhibits and Schedules hereto will be deemed part of this Agreement and included in any reference to this Agreement.

1.2. Defined Terms. In addition to terms defined elsewhere herein, the following capitalized terms, as used in this Agreement, will have the meanings set forth below.

“Affiliate” of a Person means any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such first Person. The term “Affiliate” will also include any Person who is related by blood, adoption or marriage to the specified Person. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) as used with respect to any Person means the possession, directly or indirectly, of the power to direct, or cause the direction of, the management and policies of the such Person, whether through the ownership of voting securities, by contract or otherwise.

“Approved Underwriter” means any nationally-recognized investment banking firm the Board determines in good faith to have experience in acting as a managing underwriter for issuers similarly situated as the Company.

“Arbitration Firm” means a nationally recognized accounting firm that is mutually agreeable to the Investor and the Representative Holders.

“Board” means the board of directors of the Company.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Bylaws” means the Amended and Restated Bylaws of the Company in effect as of the date hereof.

“Charter” means the Amended and Restated Certificate of Incorporation of the Company in effect as of the date hereof, as the same may be amended, restated and modified from time to time.

“Closing Date” means the date on which the consummation of the transactions contemplated by the Purchase Agreement occurs.

“Common Stock” means Common Stock, par value $0.0001 per share, of the Company, and any other common equity Securities now or hereafter authorized by the Board and issued pursuant to the Charter.

“Company Sale” means (a) the acquisition of the Company by another entity (other than the Investor or any of its members or its or their members, partners or shareholders) by means of any transaction or series of related transactions (including any acquisition of capital stock of the Company or Options or Warrants of the Company, reorganization, merger or consolidation, but excluding (x) any issuance and sale by the Company, in one transaction or a series of related transactions, of its capital stock or Options or Warrants having less than a majority of the total voting power represented by the outstanding voting securities of the Company or (y) any issuance and sale by the Company of its capital stock or Options or Warrants of the Company for capital raising purposes, provided that in connection with either clause (x) or (y) above no proceeds are distributed to security holders of the Company or are used to repurchase or redeem any securities of the Company in connection with such transaction or within 12 months thereafter) after the consummation of which the holders of the voting securities of the Company outstanding immediately prior to such transaction or series of related transactions own, directly or indirectly, less than a majority of the total voting power represented by the outstanding voting securities of the Company or such other surviving or resulting entity (or if the Company or such other surviving or resulting entity is a wholly owned subsidiary immediately following such acquisition, its parent) immediately after such transaction or series of related transactions; (b) a sale, lease or other disposition of all or more than 50% of the assets of the Company and its subsidiaries taken as a whole by means of any transaction or series of related transactions, except where such sale, lease or other disposition is to a wholly owned subsidiary of the Company; or (c) any liquidation, dissolution or winding up of the Company whether voluntary or involuntary.

“Confidential Information” shall have the meaning set forth in Section 8.3.

“Diluted Pro Rata Allotment” means, with respect to any Security Holder or the Investors, the ratio that the number of Securities (x) (i) then held by such Security Holder and (ii) in the case of the Investors, that may be acquired upon conversion of the Convertible Notes and the Series C Preferred Stock, bears to (y) the total number of Securities then held by all Security Holders and the Investors plus the number of shares into which the Convertible Notes and the Series C Preferred Stock are then convertible.

“EBITDA” means, for any period, (a) the consolidated net income (loss) of the Borrower and its consolidated Subsidiaries as reflected in the financial statements of the Borrower for such period, determined in accordance with GAAP (calculated treating Fiftyseven North as an unaffiliated third-party customer for the full 2008 calendar year, regardless of whether Fiftyseven North is acquired during the 2008 calendar year)), (b) plus, to the extent deducted in computing such net income, without duplication and in each case determined in accordance with GAAP, the sum of (i) interest expenses for money borrowed plus the cost of any fees for letters of credit issued, (ii) federal and state taxes based upon or measured against net income (but not ad valorem, sales, withholding, franchise or other taxes), (iii) depreciation and amortization of any intangible assets for the relevant period (but not the write-off of any intangible asset to the extent required by GAAP due to impairment of such asset), (iv) management, advisory and other similar fees actually paid to Goode Partners LLC in the relevant period, and any other amounts payable pursuant to that certain Advisory Agreement dated as of the date of this Note by and between the Borrower and Goode Partners LLC, (v) professional fees and expenses incurred in connection with the proposed acquisition of Fiftyseven North; (vi) the fees and expenses incurred in connection with the negotiation or consummation of the transactions contemplated by the Agreement (including non-cash compensation expenses incurred as a result of the transactions contemplated by the Agreement) and the debt financing contemplated thereby; and (vii) non-cash compensation expenses (not related to the transactions contemplated by the Agreement) arising out of the grant of stock awards to employees of the Borrower or any Subsidiary, (b) minus (but only to the extent added in computing such net income), without duplication and in each case determined in accordance with GAAP, the sum of (i) any extraordinary, unusual or non-recurring gains (including gains on sales of assets), (ii) any other amounts approved by the Board (which approval includes the vote or written consent of at least one Investor Director), and (iii) any interest or investment income (except to the extent applied to reduce interest expense under Clause (b)(i) of this definition).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations issued thereunder.

“Fiftyseven North” means Fiftyseven North AB, a Swedish company.

“Filing Date” means (a) with respect to any Registration Statement to be filed on Form S-1 (or any equivalent successor form), 45 days after receipt by the Company of a Demand Notice for such Registration Statement and (b) with respect to any Registration Statement to be filed on Form S-3 (or any equivalent successor form), 30 days after receipt by the Company of a Demand Notice for such Registration Statement.

“Fully Diluted Basis” means, with reference to a percentage of capital stock, the number of outstanding shares of such capital stock, plus the number of such shares issuable upon exercise of rights to acquire capital stock (whether any such right is exercisable immediately or only with the passage of time) pursuant to any arrangement or understanding or the exercise of conversion rights, exchange rights, other rights, Warrants, Options (including Options held by employees of the Company) or otherwise.

“GAAP” means United States generally accepted accounting principles in effect from time to time, applied on a consistent basis.

“Governmental Authority” means any government or political subdivision or regulatory authority, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision or regulatory authority, or any federal state, local or foreign court or arbitrator.

“Indebtedness” means, without duplication, any liability (a) of the Company or any Subsidiary (i) for borrowed money (including the current portion thereof) whether short-term or long-term and whether secured or unsecured, (ii) under any reimbursement obligation relating to a letter of credit, bankers’ acceptance, note purchase facility or upon which interest charges are customarily paid, (iii) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation), (iv) for the payment of money relating to a lease that is required to be classified as a capitalized lease obligation in accordance with GAAP, (v) under conditional sale or title retention agreements relating to property or assets purchased by the Company or any Subsidiary, (vi) for all or any part of the deferred purchase price of property or services, including non-compete payments, all seller notes and “earn out” payments, (vii) pursuant to any contract to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of the Company or any Subsidiary (other than pursuant to the Purchase Agreement), (viii) that in accordance with GAAP is required to be reflected as debt on the balance sheet of the Company or any Subsidiary, or (ix) for any unsatisfied obligation for “withdrawal liability” to a “multiemployer” plan as such terms are defined under the Employee Retirement and Security Act of 1974, as amended, and (b) of others described in the preceding clause (a) that the Company or any Subsidiary has guaranteed, directly or indirectly, that is recourse to the Company or any Subsidiary or any of their respective assets or that is otherwise their legal liability or that is secured in whole or in part by the assets of the Company or any Subsidiary whether or not the obligations secured thereby have been assumed. For purposes of this Agreement, Indebtedness will include any and all accrued interest, success fees, prepayment premiums, make-whole premiums or penalties and fees and expenses (including attorneys’ fees) associated with the prepayment of any Indebtedness and any renewals, extension, refundings, deferrals, restructurings, amendments and modifications of any such Indebtedness. Indebtedness will not, however, include accounts payable to trade creditors and accrued expenses arising in the ordinary course of business consistent with past practice and will not include the endorsement of negotiable instruments for collection in the ordinary course of business.

“Investors” shall mean Goode, until such time as Goode has transferred or distributed its interests in the Convertible Notes and Series C Preferred Stock issued pursuant to the Purchase Agreement, and shall thereafter mean any holders of such securities originally issued to Goode pursuant to the Purchase Agreement, along with each of their Affiliates and any other Person subsequently designated as an Investor by execution and delivery of a Joinder Agreement.

“Law” means any law, statute, code, ordinance, rule, regulation or other requirement of any Governmental Authority, including the common law.

“Lien” means any mortgage, pledge, lien, security interest or other charge or encumbrance.

“Major Security Holder” means the Investors and the Non-Investor Security Holders who or which, at the time in question, hold at least 30,000 shares of Common Stock issued or issuable upon conversion of Preferred Stock or Convertible Notes (as may be adjusted from time to time for stock splits, stock dividends, combinations, subdivisions, recapitalizations and the like). In the event of a distribution of Securities or Convertible Notes by an Investor or Non-Investor Security Holder to its owners, all shares held (or issuable pursuant to conversion of Convertible Notes) by such Security

Holders and its owners will be aggregated for purposes of determining whether each of them will be treated as a Major Security Holder hereunder.

“Majority Investors” shall mean Investors holding in aggregate more than 50% of the outstanding shares of Common Stock issued or issuable pursuant to the Convertible Notes and Series C Preferred Stock issued pursuant to the Purchase Agreement, provided that in the event that Investors are requesting a registration of Registrable Securities under Article V on a Form S-3, and if such form is available to the Company at the time of such request, “Majority Investors” shall mean holders of at least 20% of the outstanding shares of Common Stock issued or issuable pursuant to the Convertible Notes and Series C Preferred Stock issued pursuant to the Purchase Agreement.

“Mercato” means Mercato Partners, L.P., a Delaware limited partnership, Mercato Partners QP, L.P., a Delaware limited partnership, and Gazelle Investments, LLC, a Utah limited liability company.

“Non-Investor Security Holders” means the Security Holders other than the Investors.

“Options” means options to purchase Common Stock outstanding as of the date of this Agreement or granted after the date hereof.

“Person” means an individual, corporation, association, joint venture, partnership, limited liability company, estate, trust, unincorporated organization and any other entity or organization, governmental or otherwise.

“Preferred Stock” means the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock and any other class or series of preferred stock hereinafter authorized by the Board and issued pursuant to the Charter.

“Preferred Stockholders” means the holders of Preferred Stock.

“Pro Rata Allotment” means, with respect to any Security Holder, the ratio that the number of Securities then held by such Security Holder bears to the total number of Securities then held by all Security Holders.

“Prospectus” means the prospectus included in any Registration Statement (including a prospectus that discloses information previously omitted from a prospectus filed as part of an effective Registration Statement in reliance upon Rule 430A promulgated under the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement and all other amendments and supplements to such prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such prospectus.

“Ptarmigan” means Ptarmigan LLC, a Utah limited liability company.

“Public Offering” means any sale of shares of Common Stock to the public pursuant to a public offering registered (other than a registration effected solely to implement an employee benefit plan or a transaction to which Rule 145 or any other similar rule of the SEC under the Securities Act is applicable) under the Securities Act and underwritten by an Approved Underwriter.

“Qualified IPO” means the Company’s first Public Offering of Common Stock underwritten by an Approved Underwriter that is effected pursuant to a Registration Statement filed with, and declared effective by, the SEC under the Securities Act which results in net cash proceeds to the Company or any Security Holder of at least $50 million.

“Registrable Securities” means (a) shares of Common Stock now or hereafter issued and (b) shares of Common Stock issued or issuable upon conversion or exercise of the Convertible Notes and the Preferred Stock; provided, however, that any such Security will cease to be a “Registrable Security” when it is (i) effectively registered under the Securities Act and disposed of in accordance with the Registration Statement covering it or (ii) with respect to any Security Holder, such date, on or after the closing of the Company’s first registered public offering of Common Stock, on which all Registrable Securities held or entitled to be held upon conversion of Securities held by such Security Holder may immediately be sold under Rule 144 during any ninety (90)-day period.

“Registration Expenses” means (a) registration and filing fees, (b) fees and expenses of compliance with state securities or “blue sky” Laws (including fees and disbursements of counsel for the Approved Underwriters or selling holders in connection with “blue sky” qualifications of the Registrable Securities and determination of the eligibility of the Registrable Securities for investment under the Laws of such jurisdictions as the managing Approved Underwriters, if any, or holders of a majority of the Registrable Securities being sold may designate), (c) printing expenses (including printing of Prospectuses if requested by the holders of a majority of the Registrable Securities included in any Registration Statement), (d) messenger, telephone and delivery expenses, (e) fees and expenses of counsel for the Company, (f) fees and expenses of one counsel for the sellers of the Registrable Securities, (g) fees and expenses of all independent certified public accountants for the Company, (h) Securities Act liability insurance if the Company so desires such insurance, (i) rating agency fees, (j) fees and expenses of listing the Registrable Securities, if any, and (k) fees and expenses of all other Persons retained by the Company (other than Approved Underwriters’ fees and expenses); provided, however, that Registration Expenses will not include underwriting discounts and commissions relating to the offer and sale of Registrable Securities, which will be borne by the selling holders of Registrable Securities in proportion to the number of Securities being sold.

“Registration Statement” means any registration statement under the Securities Act that covers any of the Registrable Securities pursuant to the provisions of this Agreement, including the related Prospectus, all amendments and supplements to such registration statement (including post-effective amendments), all exhibits and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

“Representative Holders” means holders of at least 50% of the Common Stock issued or issuable upon conversion of the outstanding Series A Preferred Stock and Series B Preferred Stock, taken together as a whole, provided that in the event that such holders are requesting a registration of Registrable Securities under Article V on a Form S-3, and if such form is available to the Company at the time of such request, “Representative Holders” shall mean holders of at least 20% of the Common Stock issued or issuable upon conversion of the outstanding Series A Preferred Stock and Series B Preferred Stock, taken together as a whole.

“Representative A&B Holders” means holders of Common Stock issued or issuable upon conversion of the outstanding Series A Preferred Stock and Series B Preferred Stock.

“Required Period” means (a) with respect to a shelf registration, the earlier to occur of (i) the date on which there ceases to be any Registrable Securities outstanding pursuant to such Registration Statement and (ii) the date which is two years after the date on which such Registration Statement was declared effective and (b) with respect to a Demand Registration, the earlier to occur of (i) the date on which all Registrable Securities covered by such Demand Registration are sold pursuant thereto and (ii) 180 days following the first day of effectiveness of the Registration Statement for such Demand Registration, in each case, subject to extension as set forth herein; provided, however, that in no event will the Required Period expire prior to the expiration of the applicable period referred to in Section 4(3) of the Securities Act and Rule 174 promulgated thereunder.

“Restricted Security Holder” shall mean Security Holders other than (i) Investors and (ii) holders of Series A Preferred Stock and Series B Preferred Stock that are not employees of the Company as of the date hereof but only with respect to the Series A Preferred Stock and Series B Preferred Stock held by such holders.

“SEC” means United States Securities and Exchange Commission.

“Securities” means, at any time, any shares of capital stock of the Company, including Common Stock and Preferred Stock now or hereafter issued by the Company, together with any Options or Warrants thereon and any other shares of capital stock directly or indirectly issued or issuable with respect thereto, whether by way of a stock dividend, stock split or other similar transaction or in exchange for or upon conversion of such shares or otherwise in connection with a combination of shares, recapitalization, merger, consolidation or other corporate reorganization, and any instrument convertible into or exercisable or exchangeable for (in each case, directly or indirectly) shares of capital stock of the Company, together with any shares of capital stock issued or issuable with respect thereto.

“Securities Act” means the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations issued thereunder.

“Security Holders” means the Prior Stockholders, Convertible Note holders, holders of Preferred Stock, holders of Common Stock, holders of Options and holders of Warrants that have executed this Agreement or transferees from a party to this Agreement that agree in writing to be bound to the terms hereof.

“Senior Credit Facility” shall mean the Business Loan Agreement (Asset Based), dated as of August 29, 2008, by and between the Company and Zions First National Bank, as such may be amended, amended and restated, supplemented, extended, refinanced, renewed, replaced or otherwise modified from time to time.

“Series A Preferred Stock” means Series A Preferred Stock, par value $0.0001 per share, of the Company, with the rights, preferences and privileges set forth in the Charter.

“Series B Preferred Stock” means Series B Preferred Stock, par value $0.0001 per share, of the Company, with the rights, preferences and privileges set forth in the Charter.

“Series C Preferred Stock” means Series C Preferred Stock, par value $0.0001 per share, of the Company, with the rights, preferences and privileges set forth in the Charter.

“Special Representative Holders” means Mercato, Ptarmigan and Jeremy Andrus and any Permitted Transferee of any of the foregoing.

“Stock Option Plan” means the Skullcandy, Inc. Amended and Restated 2008 Stock Plan, as the same may hereafter be amended, restated or modified from time to time or any other stock option plan in effect from time to time.

“Subsidiary” means, with respect to any Person, a corporation, partnership, limited liability company or other entity of which such Person owns, directly or indirectly, such number of outstanding shares or other equity interests as to have more than 50% of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity. Unless the context indicates otherwise, each reference to a Subsidiary or Subsidiaries herein will be a reference to a Subsidiary or the Subsidiaries of the Company.

“Transfer” means any direct or indirect offer, transfer, donation, sale, assignment, conveyance, encumbrance, mortgage, gift, pledge, hypothecation, grant of a security interest in or other disposal or attempted disposal of all or any portion of a security or of any rights connected thereto or interests therein, with or without consideration, whether voluntary or involuntary, including any Transfer by operation of Law, by court order, by judicial process or by foreclosure, levy or attachment. “Transferred” means the accomplishment of a Transfer, and “Transferee” means the recipient of a Transfer.

“Trigger Factor” means a number equal to the following: (i) if the aggregate investment in Convertible Notes and Series C Preferred Stock issued under the Purchase Agreement is equal to or greater than $85,000,000, then the Trigger Factor shall be 1.0, (ii) if the aggregate investment in Convertible Notes and Series C Preferred Stock issued under the Purchase Agreement is less than $85,000,000, then the Trigger Factor shall be 0.75 plus (a) the product of 0.25 times the quotient of (X) the amount by which the aggregate investment in Convertible Notes and Series C Preferred Stock issued under the Purchase Agreement exceeds $30,000,000, divided by (Y) $55,000,000.

“Trigger Threshold” means the Trigger Factor multiplied by the EBITDA calculation as finally determined pursuant to the terms of this Agreement for the four consecutive calendar quarters ended December 31, 2008.

“Warrants” means warrants to purchase Common Stock outstanding as of the date of this Agreement or issued after the date hereof.

II. REPRESENTATIONS AND WARRANTIES

2.1. Representations and Warranties of the Security Holders. Each Security Holder, severally and not jointly, hereby represents and warrants, as to itself, to the Company and to each other Security Holder that (a) such Security Holder has the requisite authority, power and capacity, as applicable, to enter into this Agreement, (b) this Agreement constitutes the valid and binding obligation of such Security Holder enforceable against such Security Holder in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting creditors’ rights generally and by general equitable principles (the “General Enforceability Exceptions”), and (c) the execution, delivery and performance by such Security Holder of this Agreement (i) does not and will not violate any Laws of any Governmental Authority applicable to such Security Holder, or require such Security Holder to obtain any approval, consent or waiver of, or to make any filing with, any Person that has not been obtained or made and (ii) does not and will not result in a breach of, constitute a default under, accelerate any obligation under or give rise to a right of termination of any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which such Security Holder is a party or by which such Security Holder is governed, or by which the property of such Security Holder is bound or affected, or result in the creation or imposition of any Lien on any of the assets or properties of such Security Holder.

2.2. Representations and Warranties of the Company. The Company hereby represents and warrants to each Security Holder that (a) the Company has the requisite corporate authority and power to enter into this Agreement, (b) this Agreement constitutes the valid and binding obligation of the Company enforceable against it in accordance with its terms, except as limited by the General Enforceability Exceptions, and (c) the execution, delivery and performance by the Company of this Agreement (i) does not and will not violate any Laws of any Governmental Authority applicable to the Company, or require the Company to obtain any approval, consent or waiver of, or to make any filing with, any Person that has not been obtained or made and (ii) does not and will not result in a breach of, constitute a default under, accelerate any obligation under or give rise to a right of termination of any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which the Company is a party or by which the Company is governed, or by which the property of the Company is bound or affected, or result in the creation or imposition of any Lien on any of the assets or properties of the Company.

III. RESTRICTIONS ON TRANSFER; RIGHT OF FIRST OFFER/REFUSAL;

TAG-ALONG RIGHTS; DRAG-ALONG RIGHTS

3.1. Restrictions on Transfer.

(a) Prior to the earlier of (i) the consummation of a Qualified IPO and (ii) the fourth anniversary of the Closing (such earlier date, the “Transfer Restriction Termination Date”), each Restricted Security Holder agrees that it will not Transfer all or any portion of the Securities now owned or hereafter acquired by such Restricted Security Holder, except in the case of Permitted Transferees set forth below.

Any Person described in the following clauses (i), (ii) or (iii) will be referred to herein as a “Permitted Transferee.”

(i) Transfers by any Restricted Security Holder who is a natural person to (i) the spouse, children or other lineal descendants of such Restricted Security Holder, (ii) any entity controlled by such Restricted Security Holder and/or such Restricted Security Holder’s lineal descendants (for so long as it remains as such), (iii) such Restricted Security Holder’s heirs, executors or administrators or to a trust or other legal entity under such Restricted Security Holder’s will or other estate planning documents upon the death of a Restricted Security Holder or to such Restricted Security Holder’s guardian or conservator upon the permanent disability of a Restricted Security Holder, (iv) a trust or other vehicle of which the transferor is and is required to remain the sole trustee or other Person having the right to vote or control the vote and to control the disposition of the Securities to which the Transfer relates, (v) any other Person with the prior written consent of the Board (which will include the consent of at least one Investor Director), which consent may be withheld, conditioned or delayed in its sole discretion, and (vi) any Transfers not falling within the prior categories (i) through (v) that, when taken together with all other Transfers made by such Restricted Security Holder, do not exceed 10% of the Securities (on an as-exercised and as-converted to Common Stock basis) held by such Transferring Restricted Security Holder as of the date of this Agreement, after taking into account the Redemption Closing (as defined in the Purchase Agreement) if the Redemption Closing occurs;

(ii) Transfers by any Restricted Security Holder that is an entity to (i) any of its Affiliates, (ii) any of its partners or members to the extent such Restricted Security Holder is a partnership or limited liability company, (iii) any other Person with the prior written consent of the Board (which will include the consent of at least one Investor Director), which consent may be withheld, conditioned or delayed in its sole discretion, and (vi) any Transfers not falling within the prior categories (i) through (iii) that, when taken together with all other Transfers made by such Restricted Security Holder, do not exceed 10% of the Securities (on an as-exercised and as-converted to Common Stock basis) held by such Transferring Restricted Security Holder as of the date of this Agreement, after taking into account the Redemption Closing (as defined in the Purchase Agreement) if the Redemption Closing occurs; and

(iii) Transfers effected pursuant to Sections 3.3 and 3.4 and Article V, in each case, in accordance with the procedures set forth therein.

(b) Notwithstanding anything to the contrary in this Agreement, any Permitted Transferee or other transferee of Securities or all or a portion of the Convertible Notes (and the spouse of any such transferee if the transferee is residing in a community property jurisdiction) shall have entered into a Joinder Agreement such that all such Securities or Convertible Notes so Transferred will continue to be subject to all provisions of this Agreement as if such Securities or Convertible Notes were still held by the Transferring Security Holder (as a Non-Investor Security Holder, Restricted Security Holder and/or Investor, as applicable). The Company will not be required to (i) transfer on its books any Securities or Convertible Notes that have been sold, gifted or otherwise Transferred in violation of any provisions of the previous sentence or (ii) to treat as owner of such Securities or Convertible Notes, or accord the right to vote or pay interest or dividends (or otherwise afford the rights of such Securities or Convertible Notes) to any purchaser, donee or other transferee to whom such Securities or Convertible Notes may have been so Transferred

(c) Notwithstanding anything to the contrary in this Agreement,

(i) Jeff Kearl shall not be subject to the restriction set forth in 3.1(a) but shall otherwise be deemed to be a “Restricted Security Holder” for purposes of the remainder of this Agreement and the interpretation of other provisions herein (including, for the avoidance of doubt, determining Permitted Transferees with respect to Jeff Kearl), provided that, for purposes of Section 3.3, the “Transfer Restriction Termination Date” shall be deemed to have occurred on the date of this Agreement; and

(ii) For Non-Investor Security Holders not bound by the terms of Section 3.1(a) (which includes, for the avoidance of doubt, holders of Series A Preferred Stock and Series B Preferred Stock that are not employees of the Company as of the date hereof, but only with respect to the Series A Preferred Stock and Series B Perferred Stock held by such holders), the provisions above related to “Permitted Transferees” of a “Restricted Security Holder” shall apply to such Non-Investor Security Holders for purposes of the remainder of this Agreement (and such Non-Investor Security Holders shall be deemed to be “Restricted Security Holders” only for the purpose of interpretation of the determining Permitted Transferees for such Non-Investor Security Holders), provided that, the provisions of Section 3.3 of this

Agreement shall apply to transfers by such Non-Investor Security Holders as if the “Transfer Restriction Termination Date” occurred on the date of this Agreement.

(d) Notwithstanding anything to the contrary in this Agreement, Non-Investor Security Holders shall not be permitted to transfer any Securities to competitors or potential competitors of the Company, as determined in the reasonable and good faith discretion of the Board.

(e) Notwithstanding anything to the contrary in this Agreement, holders of Series A Preferred Stock and Series B Preferred Stock that are not employees of the Company as of the date hereof shall be entitled to make share Transfers free and clear of the restrictions on such Transfers set forth in Sections 3.1(a) hereof if the shares so Transferred are shares of Common Stock issued in connection with the conversion of shares of Series A Preferred Stock or Series B Preferred Stock held by such Security Holder.

3.2. Right of First Offer/Right of First Refusal.

(a) Right of First Offer on Transfers by Investors. Prior to the consummation of a Qualified IPO, if an Investor proposes to Transfer Securities or Convertible Notes to a Person that is not a Security Holder or an Affiliate thereof (the “Third Party”), such Investor will deliver to each of the Company, Mercato, Richard Alden (“Alden”) and Jeremy Andrus (“Andrus”) a notice (a “Sale Notice”) of the Investor’s desire to Transfer Securities or Convertible Notes, including the number of Securities or Convertible Notes it desires to Transfer (the “Sale Securities”). Each of the Company, Mercato, Alden and Andrus will have 15 days (the “Offer Period”) from the date of the Sale Notice to deliver to the Investor an offer to purchase all (but not less than all) of the Sale Securities for cash, including the proposed price per share to be paid for the Sale Securities and any other material terms and conditions with respect to the offer (each, an “Offer”). The Offers will stipulate that the Investor will have 30 days (the “Acceptance Period”) to accept or reject, in their entirety, any Offers by delivering written notice (the “Decision Notice”) thereof to the Company, Mercato, Alden and Andrus, as applicable. If the Investor does not accept any Offers within the Acceptance Period, the Investor may Transfer the Sale Securities after complying with the provisions of Section 3.3.

(i) Notwithstanding any other provision of this Section 3.2(a), if the Investor accepts an Offer pursuant to Section 3.2(a), but the Company, Mercato, Alden or Andrus, as applicable, has not entered into definitive documentation with the Investor with respect to a Transfer within 30 days after the date of the Decision Notice, the Investor will nonetheless be entitled to Transfer the Sale Securities referenced in the Sale Notice to the Third Party, provided that the Investor will then be obligated to comply with the requirements of Section 3.3 of this Agreement.

(ii) Notwithstanding any other provision of this Section 3.2(a), neither the Company, Mercato, Alden nor Andrus will have any right to a Sale Notice or to provide an Offer pursuant to this Section 3.2(a) with respect to any Transfer by the

Investor (i) to any of its Affiliates (provided that such Person has entered into a Joinder Agreement), (ii) to any of its partners or members (provided that such Person has entered into a Joinder Agreement) or (iii) pursuant to Article V.

(b) Right of First Refusal on Transfers by Certain Non-Investor Security Holders.

(i) Definitions.

(A) “Eligible Investor Purchasers” means the Investors.

(B) “Eligible Non-Investor Purchasers” means Non-Investor Security Holders who or which, at the time in question, hold at least 30,000 shares of Common Stock issued or issuable upon conversion of Preferred Stock (as may be adjusted from time to time for stock splits, stock dividends, combinations, subdivisions, recapitalizations and the like). In the event of a distribution of Securities by a Non-Investor Security Holder to its owners, all shares held by such Security Holders and its owners will be aggregated for purposes of determining whether each of them will be treated as an Eligible Non-Investor Purchaser hereunder.

(C) “Seller” means a Non-Investor Security Holder holding Series A Preferred Stock or Series B Preferred Stock, Alden or Ptarmagin.

(D) “Seller Shares” means all shares of the capital stock of the Company owned as of the date hereof or hereafter acquired by any of the Sellers (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations and the like); provided that shares of Common Stock issued or issuable upon conversion of Preferred Stock or acquired pursuant to this Section 3.2(b) shall not be deemed Seller Shares.

(ii) Notice of Proposed Transfer. Prior to a Seller Transferring any of its Seller Shares, other than pursuant to Permitted Transfer, such Seller shall simultaneously deliver to the Company, the Eligible Investor Purchasers and Eligible Non-Investor Purchasers a written notice (the “Transfer Notice”) in the form attached hereto as Exhibit C, stating: (i) Seller’s bona fide intention to sell or otherwise Transfer such Seller Shares; (ii) the name, address and phone number of each proposed purchaser or other transferee (“Proposed Transferee”); (iii) the aggregate number and class of Seller Shares proposed to be Transferred to each Proposed Transferee (the “ROFR Shares”); (iv) the bona fide cash price or, in reasonable detail, other consideration for which Seller proposes to Transfer the ROFR Shares (the “ROFR Price”); and (v) each Eligible Purchaser’s right to exercise either its Right of First Refusal with respect to the ROFR Shares.

(iii) Initial Exercise by the Eligible Non-Investor Purchasers

(A) For a period of twenty (20) days (the “Initial Exercise Period”) after the last date on which the Transfer Notice is, pursuant to Section 10.4 hereof, deemed to have been delivered to the Company, all Eligible Non-Investor Purchasers and all Eligible Investor Purchasers, each of the Eligible Non-Investor Purchasers shall have the right to purchase in the aggregate all or any part of the ROFR Shares on the terms and conditions set forth in this Section 3.2(b)(iii). To the extent the aggregate number of shares that the Eligible Non-Investor Purchasers desire to purchase (as evidenced in the written notices delivered to Seller) exceeds the ROFR Shares, each Eligible Non-Investor Purchaser so exercising will be entitled to purchase its pro rata share of the ROFR Shares, which shall be that number of the ROFR Shares equal to the product obtained by multiplying (x) the number of ROFR Shares by (y) a fraction, (i) the numerator of which shall be the number of shares of Common Stock (assuming conversion of all Securities into Common Stock) held by such Eligible Non-Investor Purchaser on the date of the Transfer Notice and (ii) the denominator of which shall be the number of shares of Common Stock (assuming conversion of all Securities into Common Stock) held on the date of the Transfer Notice by all Eligible Non-Investor Purchasers exercising their Rights of First Refusal (“Pro Rata ROFR Share”). In order to exercise their rights hereunder, such Eligible Non-Investor Purchasers must deliver written notice to Seller within the Initial Exercise Period.

(B) The Eligible Non-Investor Purchasers shall be deemed to have made their election with respect to the ROFR Shares upon the earlier to occur of (a) the expiration of the Initial Exercise Period (at which time any Eligible Non-Investor Purchasers who have not delivered written confirmation to Sellers shall be deemed not to have exercised their respective Rights of First Refusal) or (b) the time when Seller has received written confirmation from all the Eligible Non-Investor Purchasers regarding their exercise of their respective Rights of First Refusal.

(C) Within five (5) days after the expiration of the Initial Exercise Period, Seller will give written notice to the Company and each Eligible Non-Investor Purchasers specifying the number of ROFR Shares to be purchased by each Eligible Non-Investor Purchasers exercising its Right of First Refusal (the “ROFR Confirmation Notice”). The Company shall, at the time the Confirmation Notice is sent to the Eligible Non-Investor Purchasers, send to the Eligible Investor Purchasers a Remaining Shares Notice (the “Remaining Shares Notice”) specifying the number of ROFR Shares not purchased by the Eligible Non-Investor Purchasers, if any, pursuant to Section 3.2(b)(iii)(A) hereof (the “Remaining Shares”).

(iv) Subsequent Exercise by the Eligible Investor Purchasers. For a period of twenty (20) days (the “Second Exercise Period”) after the last date on which the Remaining Shares Notice is, pursuant to Section 10.4 hereof, deemed to have been delivered to the Company, all Eligible Investor Purchasers, each of the Eligible Investor Purchasers shall have the right to purchase in the aggregate all or any part of the Remaining Shares on the terms and conditions set forth in this Section 3.2(b)(iv). To the extent the aggregate number of shares that the Eligible Investor Purchasers desire to purchase (as evidenced in the written notices delivered to Seller) exceeds the Remaining Shares, each Eligible Investor Purchaser so exercising will be entitled to purchase its pro rata share of the Remaining Shares, which shall be that number of the Remaining Shares equal to the product obtained by multiplying (x) the number of Remaining Shares by (y) a fraction, (i) the numerator of which shall be the number of shares of Common Stock (assuming conversion of all Securities and Convertible Notes into Common Stock) held by such Eligible Investor Purchaser on the date of the Transfer Notice and (ii) the denominator of which shall be the number of shares of Common Stock (assuming conversion of all Securities and Convertible Notes into Common Stock) held on the date of the Transfer Notice by all Eligible Investor Purchasers exercising their Rights of First Refusal (“Pro Rata Remaining Share”). In order to exercise their rights hereunder, such Eligible Investor Purchasers must deliver written notice to Seller within the Second Exercise Period.

(i) The Eligible Investor Purchasers shall be deemed to have made their election with respect to the Remaining Shares upon the earlier to occur of (a) the expiration of the Second Exercise Period (at which time any Eligible Investor Purchasers who have not delivered written confirmation to Sellers shall be deemed not to have exercised their respective Rights of First Refusal) or (b) the time when Seller has received written confirmation from all the Eligible Investor Purchasers regarding their exercise of their respective Rights of First Refusal.

(ii) Within five (5) days after the expiration of the Second Exercise Period, Seller will give written notice to the Company and each Eligible Investor Purchasers specifying the number of Remaining Shares to be purchased by each Eligible Investor Purchasers exercising its Right of First Refusal (the “Remaining Confirmation Notice”).

(v) Purchase Price. The purchase price for the ROFR Shares and Remaining Shares to be purchased by an Eligible Non-Investor Purchaser or Eligible Investor Purchaser exercising its Right of First Refusal under this Agreement will be the ROFR Price, and will be payable as set forth in Section 3.2(b)(vi) hereof. If the ROFR Price includes consideration other than cash, the cash equivalent value of the non-cash consideration will be determined by the Board of Directors of the Company in good faith, which determination will be binding upon the Company, each Eligible Purchaser and Seller, absent fraud or error.

(vi) Closing; Payment. Subject to compliance with applicable state and federal securities laws, the Eligible Non-Investor Purchasers and Eligible Investor Purchasers exercising their Rights of First Refusal shall effect the purchase of all the ROFR Shares or Remaining Shares to be acquired by them, as applicable, including the payment of the purchase price, within ten (10) days after the (i) delivery of the ROFR Confirmation Notice for the Eligible Non-Investor Purchasers and (ii) of the Remaining Confirmation Notice for the Eligible Investor Purchasers (the “Right of First Refusal Closing”). If the Eligible Investor Purchasers and Eligible Non-Investor Purchasers, individually or collectively, do not timely elect to purchase all of the ROFR Shares or Remaining Shares pursuant to this Section 3.2(b), then, after compliance with Section 3.3 and the other terms of this Agreement, the Seller may Transfer the such Securities remaining unpurchasers to the Proposed Transferee for the ROFR Price and on the other terms set forth in the Transfer Notice and not otherwise. Payment of the purchase price will be made, at the option of the party exercising its Right of First Refusal, (i) in cash (by check), (ii) by wire transfer or (iii) by cancellation of all or a portion of any outstanding indebtedness of Seller to the Eligible Investor Purchaser or Eligible Non-Investor Purchaser, or (iv) by any combination of the foregoing. At each such Right of First Refusal Closing, Seller shall deliver to each of the Eligible Investor Purchasers and Eligible Non-Investor Purchasers exercising their Rights of First Refusal, one or more certificates, properly endorsed for transfer, representing such ROFR Shares or Remaining Shares so purchased.

(vii) Exclusion from Right of First Refusal. This Right of First Refusal shall not apply with respect to Transfers under Sections 3.3 or 7.1 below.

(viii) Exclusion of Mercato Shares from Certain Obligations. Notwithstanding the provisions of this Section 3.2(b) to the contrary, if the Securities proposed to be Transferred that are subject to the requirements of this Section 3.2(b) are being Transferred by Mercato, then the Investors shall not have a right to exercise any purchase rights with respect to such shares pursuant to Section 3.2(b)(iv) of this Section 3.2(b).

3.3. Tag-Along Rights.

(a) Prior to the consummation of a Qualified IPO, and after having complied with the provisions of Section 3.2 with respect to any proposed Transfer, if (i) an Investor proposes to Transfer Securities (which, for purposes of this Section 3.3 only, will include the Common Stock issuable upon the conversion of the Convertible Notes as if the Convertible Notes had been converted) to a Person that is not a Security Holder or an Affiliate thereof, or (ii) following the Transfer Restriction Termination Date, any Non-Investor Security Holder receives a bona fide offer to purchase all or a portion of the Securities held by such Non-Investor Security Holder (each, a “Transaction Offer”) from a Person who is not a Permitted Transferee of such Security Holder (the “Offeror”), such Security Holder (a “Transferring Security Holder”) may Transfer such Securities pursuant to the provisions of this Section 3.3. If any Transferring Security Holder proposes to Transfer (other than pursuant to Article V or to a Permitted Transferee) any of its Securities pursuant to a Transaction Offer from an Offeror, such Transferring Security Holder will cause the Transaction Offer to be reduced to writing and will notify the Company and each Major Security Holder (collectively, the “Eligible Security Holders”) of such Transferring Security Holder’s desire to accept the Transaction Offer and otherwise comply with the provisions of this Section 3.3 not later than 20 days prior to the proposed date of such Transfer (such notice, the “Offer Notice”). The Offer Notice will be accompanied by a true copy of the Transaction Offer which will identify the Offeror, the number of Securities proposed to be purchased, the proposed consideration and all other material terms and conditions of such Transaction Offer. For purposes of this Section 3.3, the consideration offered by the Offeror will be deemed to include any escrow, holdback, earnout or other contingent payment, and any amount allocated to or payable under non-competition agreements to be entered into in connection with the consummation of the Transaction Offer, and any amount allocated to or payable under employment agreements with any such Transferring Security

Holder to be entered into in connection with the consummation of the Transaction Offer in excess of 110% of the amount allocated to or payable under any employment agreements with any such Transferring Security Holder in existence as of the date of the Transaction Offer. If the Transaction Offer price consists in whole or in part of consideration other than cash (including any rights, fees or payments for services that may be offered to the Transferring Security Holder or its Affiliates by the Offeror or its Affiliates in connection with such Transaction Offer, to the extent such rights, fees or payments exceed the higher of 110% of (i) the fair value of such services and (ii) the usual and customary fee charged by the Transferring Security Holder or its Affiliates for such services), the Transferring Security Holder will provide such information, to the extent reasonably available to the Transferring Security Holder, relating to such consideration as the Company or any Eligible Security Holder may reasonably request in order to evaluate such non-cash consideration.

(b) Each Eligible Security Holder will have the right, exercisable as set forth below, to participate in the Transaction Offer for up to the number of Securities determined pursuant to Section 3.3(d). The Eligible Security Holders electing to participate in the Transaction Offer will, within 14 days after receipt of the Offer Notice from the Transferring Security Holder, provide the Transferring Security Holder with an irrevocable written notice specifying the number and type of Securities such Eligible Security Holder agrees to Transfer on the terms and conditions set forth in the Transaction Offer (the “Acceptance Notice”), not to exceed the number as contemplated above, and will simultaneously provide a copy of such notice to the Company. If an Eligible Security Holder does not deliver an Acceptance Notice within 14 days following receipt of the Offer Notice from the Transferring Security Holder, such Eligible Security Holder will, except as set forth in Section 3.3(f), be deemed to have waived any and all rights under this Section 3.3 with respect to the Transfer of Securities pursuant to such Transaction Offer. An Eligible Security Holder electing to participate in the Transaction Offer will, to the extent the Securities consist of Convertible Notes, acquire a corresponding number of shares of Series C Preferred Stock such that the Company’s right pursuant to Section 9.4 would not be applicable.

(c) If an Eligible Security Holder delivers an Acceptance Notice, at least seven days prior to the proposed date of any Transfer described in the Offer Notice, the Transferring Security Holder will notify such Eligible Security Holder of the proposed date of such Transfer. Not less than two Business Days prior to such proposed date, the participating Eligible Security Holder will deliver to the Company in escrow, or a third-party escrow agent mutually agreed upon by the Transferring Security Holder and the participating Eligible Security Holders (the costs of which escrow agent will be borne by the Transferring Security Holder and the participating Eligible Security Holders in proportion to the number of Securities Transferred by each such Security Holder in connection with such Transaction Offer), the duly endorsed certificate(s) (or notice to the Company that such certificate(s) have been lost, stolen or destroyed, along with an executed agreement reasonably acceptable in form and substance to the Company to indemnify the Company from any loss incurred by the Company in connection with such certificate(s)) or other instruments representing the Securities to be Transferred by such Eligible Security Holder and all other documents reasonably required to be executed in connection with such Transaction Offer.

(d) The Eligible Security Holders will have the right to Transfer, pursuant to the Transaction Offer (and the Transferring Security Holder will, to the extent necessary, reduce the number of Securities to be sold by the Transferring Security Holder by a corresponding amount) a number of Securities equal to the product of the total number of Securities offered to be purchased as set forth in such Transaction Offer multiplied by a fraction, the numerator of which is the aggregate number of Securities that such Eligible Security Holder holds (or, in the case of the Investors as an Eligible Security Holders, the number of Securities that any such Investor holds and may acquire upon conversion of the Convertible Notes and the Series C Preferred Stock) and the denominator of which is the aggregate number of such Securities deemed held by the Transferring Security Holder and all Eligible Security Holders (including the number of Securities issuable upon conversion of the Convertible Notes and the Series C Preferred Stock).

(e) The Transferring Security Holder will use its reasonable best efforts to notify the Eligible Security Holders in advance of any negotiations with the Offeror with respect to representations, warranties and indemnities to be made in connection with the Transaction Offer if the Eligible Security Holders will be required to sign any agreement containing such representations, warranties and indemnities and the Eligible Security Holders participating in such Transaction Offer will enter into agreements with the Offeror containing terms and conditions relating to the Transaction Offer that are the same as the terms and conditions applicable to the Transferring Security Holder in connection with the Transaction Offer and in accordance with the terms of the proposed Transaction as set forth in the Offer Notice; provided, however, that in no event will any Eligible Security Holder be required in connection with a Transfer pursuant to this Section 3.3 to make any representations and warranties in connection therewith other than representations and warranties with respect to the due authorization, execution and delivery of any agreement entered into in connection with such Transfer, its authority to enter into such agreement and consummate the transactions contemplated thereby without the consent or approval of any other Person, title to the Securities to be Transferred pursuant to such Transfer, and the absence of any Liens or other limitation or restriction on such Securities (including any restriction on the right to vote, sell or otherwise dispose of such Securities) or the Transfer thereof.

(f) The Transferring Security Holder will have 90 days from its mailing of the Offer Notice to the Eligible Security Holders in which to consummate the Transfer of Securities contemplated by the Transaction Offer at the prices and on the terms contained in such Offer Notice. If, at the end of such 90 day period, the Transferring Security Holder has not completed such Transfer, the right of the Transferring Security Holder to effect such Transfer will terminate (if the Transferring Security Holder is otherwise subject to restrictions on Transfer pursuant to this Agreement), and the Securities of such Transferring Security Holder subject to such proposed Transfer will again be subject to all the restrictions on sale or other disposition and other provisions contained in this Agreement and the certificates or instruments therefor will be returned to the appropriate Eligible Security Holder by the Company or the escrow agent, as appropriate.

(g) If an Eligible Security Holder has accepted the Transaction Offer, immediately after the consummation of the Transfer of Securities pursuant to the Transaction Offer, the Company or the escrow agent, as appropriate, will notify such Eligible Security Holder thereof and will remit to such Eligible Security Holder the total sales price attributable to the Securities of such Eligible Security Holder sold pursuant to the Transaction Offer available for distribution less such Eligible Security Holder’s pro rata portion of the expenses incurred in connection with such sale as calculated pursuant to Section 3.5. Thereafter, each Eligible Security Holder will receive such remaining proceeds in the same proportions and at the same time as the Transferring Security Holder.

(h) Notwithstanding anything to the contrary contained in this Section 3.3, there will be no liability on the part of any Transferring Security Holder to any other Security Holder if the Transfer of Securities pursuant to this Section 3.3 is not consummated for any reason. If any Eligible Security Holder fails to close any transaction after it accepted the Transaction Offer then, without limiting any other rights or obligations of the parties hereto, such Eligible Security Holder will no longer have any rights (but will be subject to all limitations and obligations) under this Section 3.3.

3.4. Drag-Along Rights.

(a) Prior to the consummation of a Qualified IPO, if the Board (including the vote of at least one Investor Director) desires to accept a bona fide written offer (a “Purchase Offer”) from any Person or group of related Persons (other than an Affiliate of any Security Holder) (the “Acquirer”) to effect a Company Sale, then the Company will have the right (the “Drag-Along Right”), exercisable as set forth below, to require all Security Holders of the Company to vote or execute a written consent in favor of, and execute such other documents as may apply to all Security Holders, the sale of all of the Securities then held by each such Security Holder on the same terms and conditions as are set forth in the Purchase Offer and to sell their Securities pursuant to such Purchase Offer. For the avoidance of doubt, nothing herein will limit the rights of the Majority Investors pursuant to Article VII.

(b) If the Company (after action of the Board in accordance with Section 3.4(a)) elects to exercise its Drag-Along Right pursuant to this Section 3.4, the Company will deliver written notice of the Purchase Offer to each Security Holder of the Company, setting forth the identity of the Acquirer offering to purchase, the per share consideration and the estimated date of the closing of the Purchase Offer, as well as a copy of all documents providing for such transaction. It is understood and agreed that the proposed purchase price and proposed terms and conditions of any Purchase Offer may change in the course of negotiations and the Company will use reasonable efforts to keep the Security Holders apprised of such changes. For purposes of this Section 3.4, the consideration offered by the Acquirer will be deemed to include any escrow, holdback, earnout or other contingent payment, and any amount allocated to or payable under non-competition agreements to be entered into in connection with the consummation of the Purchase Offer, and any amount allocated to or payable under employment agreements with any Security Holder or Affiliate thereof to be entered into in connection with the consummation of the Purchase Offer in excess of 110% of the amount allocated to or payable under any employment agreements with any such Security Holder in existence as of the date of the Purchase Offer. If the Purchase Offer consists in whole or in part of consideration other than cash, the Company will provide such information, to the extent reasonably available to the Company, relating to such consideration as any Security Holder may reasonably request in order to evaluate such non-cash consideration, as well as information with regard to representations, warranties and indemnities to be made in connection with the Purchase Offer if the Security Holders will be required to sign any agreement containing such representations, warranties or indemnities. The Security Holders participating in such Purchase Offer will enter into agreements with the Acquirer containing terms and conditions relating to the Purchase Offer that are the same as the terms and conditions applicable to each other Security Holder in connection with the Purchase Offer and in accordance with the terms of the proposed transaction as set for in the notice with respect to such Purchase Offer; provided, however, that in no event will any Security Holder be required in connection with a Company Sale pursuant to this Section 3.4 to make any representations and warranties in connection therewith other than representations and warranties with respect to the due authorization, execution and delivery of any agreement entered into in connection with such Company Sale, its authority to enter into such agreement and consummate the transactions contemplated thereby without the consent or approval of any other Person, title to the Securities to be Transferred pursuant to such Company Sale and the absence of any Liens or other limitation or restriction on such Securities (including any restriction on the right to vote, sell or otherwise dispose of such Securities) or the Transfer thereof, although in connection with any such Purchase Offer a portion of the purchase price may be placed in escrow to serve as the sole source of indemnification with respect to other representations, warranties, covenants and indemnitees so long as each Security Holder bears only its Pro Rata Allotment thereof.

(c) Each Security Holder will deliver to the Company in escrow not less than five Business Days before the proposed date of the consummation of the Purchase Offer, the duly endorsed certificate(s) (or notice to the Company that such certificate(s) have been lost, stolen or destroyed, along with an executed agreement reasonably acceptable in form and substance to the Company to indemnify the Company from any loss incurred by the Company in connection with such certificate(s)) or other instruments representing the Securities owned by such Security Holder and sold pursuant to the Purchase Offer. If any Security Holder fails to deliver such certificate(s) or instruments (or the notice as described above) to the Company, the Company will cause the books and records of the Company to show that such Securities are subject to the provisions of this Section 3.4 and may be Transferred only to the Acquirer upon payment of the purchase price without interest and upon surrender of such certificate(s) or instruments (or the notice described above) for Transfer by such Security Holder to the Company. In addition, each Security Holder will, if requested by the Company, execute and deliver such instruments of conveyance and transfer and take such other action, including voting such Security Holder’s applicable Securities (or executing a written consent with respect to such Securities) in favor of consummation of the Purchase Offer, waiving all appraisal rights available to such Security Holder under applicable Law, and executing any purchase agreements, merger agreements, indemnity agreements, escrow agreements or related documents, as the Company or the Acquirer may reasonably require in order to carry out the terms and provisions of this Section 3.4.

(d) Within ten Business Days after the giving of the notice contemplated by Section 3.4(b), the Company will notify the Security Holders of the date set for the consummation of the Transfer of Securities contemplated by the Purchase Offer to the Acquirer (the “Drag-Along Closing Date”). The Drag-Along Closing Date will occur as promptly as practicable after the date the Company gives notice thereof. On the Drag-Along Closing Date, in addition to any other terms of Transfer provided in the notice contemplated by Section 3.4(b), the Company will deliver, to the extent received pursuant to Section 3.4(c), on behalf of each Security Holder, to the Acquirer (i) the certificates representing the shares of Securities to be Transferred which, upon delivery to the Acquirer, will vest in the Acquirer good and valid title to the shares to be Transferred, free and clear of all Liens, except those created by this Security Holders Agreement and (ii) stock powers duly endorsed, against delivery by the Acquirer of all of the consideration, net of all expenses allocated pro rata amongst the Security Holders, to be received by each such Security Holder. Upon notice of the consummation of the Transfers to the Acquirer, the Secretary of the Company will also cause such Transfers to be reflected on the books of the Company. Promptly after completion of a Company Sale pursuant to this Section 3.4, the Company will notify the Security Holders of such completion and will remit to each such Security Holder the total sales price attributable to the Securities of such Security Holder sold pursuant to the Purchase Offer available for distribution pursuant to Section 3.5, less such Security Holder’s pro rata portion of the expenses incurred in connection with such Company Sale.

3.5. Provisions Applicable to Tag-Along/Drag-Along Rights.

(a) Proceeds from any sale pursuant to 3.3 or 3.4 will be distributed in accordance with Article V, Section 3 of the Charter.

(b) The provisions of Sections 3.3 or 3.4 will apply to any Transfer for value to any Acquirer, including by way of merger, consolidation, recapitalization or other sale transaction.

3.6. Contemporaneous Transfers. If two or more Security Holders propose concurrent Transfers which are subject to this Article III, then the relevant provisions of this Article III will apply separately to each such proposed Transfer.

3.7. Effect of Prohibited Transfers. If any Transfer is made or attempted contrary to the provisions of this Agreement, such purported Transfer will be void ab initio. The Company and the other parties hereto will have, in addition to any other legal or equitable remedies which they may have, the right to enforce the provisions of this Agreement by actions for specific performance to the extent permitted by Law, and the Company will have the right to refuse to recognize any Transferee as one of its security holders for any purpose. Without limiting the foregoing, each Security Holder further agrees that the provisions of Section 9.7 will apply in the event of any violation or threatened violation of this Agreement.

3.8. Qualified IPO. The provisions of Article III will terminate upon the consummation of a Qualified IPO and will not apply with respect to any Qualified IPO.

IV. RIGHTS TO PURCHASE

The provisions of this Article IV will terminate immediately prior to the consummation of a Qualified IPO and will not apply with respect to any Qualified IPO.

4.1. Right to Participate in Certain Sales of Additional Securities. The Company will not offer, sell or issue (a) any shares of capital stock of the Company, (b) Securities convertible into or exchangeable for capital stock of the Company or (c) Options, Warrants or other rights to purchase capital stock of the Company (collectively, “New Securities”) unless the Company first submits a written notice to each Preferred Stockholder (collectively, the “Offerees”) identifying the terms of the proposed offer, sale or issuance (including price, number and aggregate principal amount of Securities being offered, sold or issued), and offering to each of the Offerees the opportunity to purchase its Diluted Pro Rata Allotment of the New Securities (subject to increase for over-allotment if some Offerees do not fully exercise their rights) on terms and conditions contained in such notice. The Company will keep such offer open and irrevocable for a period of 30 days following receipt by the Offerees of such written notice, and the Offerees will have the right to elect to purchase the New Securities so offered by giving written notice thereof to the Company within such 30 day period. Such notice will indicate the maximum number of New Securities which the Offerees would purchase (including such number in the case that one or more other Offerees do not elect to purchase any of the New Securities to which such other Offerees are entitled to purchase). In the event that any Offeree does not elect to purchase its Diluted Pro Rata Allotment of the New Securities, then each other Offeree who has elected to purchase a number of New Securities in excess of its Diluted Pro Rata Allotment (an “Overallotment Offeree”) will have the right to purchase those New Securities which such Offeree elected not to purchase (the “Excess New Securities”), which Excess New Securities will be allocated among all Overallotment Offerees pro rata (up to the number of New Securities specified in such Offeree’s notice) based on the number of Securities held (or, in the case of an Investor, based on the number of Securities held and the number of Securities that are issuable pursuant to the conversion of the Convertible Notes and the Series C Preferred Stock) by such Overallotment Offerees immediately prior to receipt of such written notice from the Company; provided, however, that no such Offeree will be required to purchase more than the number of New Securities specified in its election notice. Any New Securities so offered which are not purchased by the Offerees pursuant to such offer may be sold by the Company at any time within 120 days following the termination of the above referenced 30 day period, but only on the terms and conditions set forth in the initial offer. The Company will not offer, sell or issue any New Securities after such 120 day period or on terms and conditions other than those set forth in the original offer notice without renewed compliance with this Section 4.1.

4.2. Exceptions to Right to Participate. Notwithstanding the foregoing, the right to purchase granted under Section 4.1 will be inapplicable with respect to any issuance or proposed issuance by the Company of (a) Securities issued in connection with the acquisition of another corporation by the Company approved by the Board in accordance with Article VI, whether by merger, purchase of all or substantially all of the assets of such corporation or otherwise, (b) Common Stock (subject to adjustment in the event of stock splits, stock dividends, recapitalizations and like events) issued or issuable in connection with, or upon the exercise of, options or other awards granted to or to be granted to employees, consultants, officers, directors, advisors or independent contractors of the Company or of any Affiliate of the Company pursuant to the Stock Option Plan, including shares of Common Stock issued in replacement of shares of Common Stock repurchased or issuable upon exercise of options granted in replacement, exchange, or reissuance of any options to purchase Common Stock, to the extent permitted under the Stock Option Plan or related agreement and approved by the Board, (c) Options or Warrants issued to any lender to the Company or any of its Subsidiaries that is not a holder of Company securities or Affiliate of a holder of Company securities in an arms length transaction, (d) Securities issued or issuable in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships with the Company approved by the Board, (e) Securities issued to suppliers or third party service providers in connection with the provision of goods or services to the Company pursuant to transactions approved by the Board, (f) Securities issued as a result of any stock split, stock dividend or reclassification of the Company’s capital stock not resulting in a change in beneficial ownership of any holder of Company securities, (g) Securities issued upon the conversion of any Securities, (h) Securities issued by the Company to the public pursuant to a Registration Statement filed with, and declared effective by, the SEC under the Securities Act or (i) Securities which are rendered inapplicable by the affirmative vote or consent of the Majority Investors and a majority in interest of the Securities held by the Non-Investor Security Holders. For purposes of this Section 4.2, the phrase “approved by the Board” or any similar phrase will mean approved by the Board, including the vote of at least one Investor Director.

4.3. A Preferred Stockholder shall be entitled to apportion its rights under this Article IV among the Preferred Stockholder and its partners and Affiliates in such proportions as it reasonably deems appropriate.

V. REGISTRATION RIGHTS AND PROCEDURES

5.1. Demand Registration.

(a) Demand Notice. At any time and from time to time at least 180 days after the consummation of a Qualified IPO, the Majority Investors or the Representative Holders (taken together as a whole) may make a written request (the “Demand Notice”) that the Company effect the registration (the “Demand Registration”) under the Securities Act of a number of Registrable Securities that (i) would reasonably be expected to result in aggregate gross proceeds from such offering of not less than $25 million, in the case of a Form S-1 registration, or $500,000 in the case of a Form S-3 registration (if the Company is eligible to use the latter such form) or (ii) if clause (i) cannot be satisfied for a Form S-1 registration based on the number of Registrable Securities then held by such demanding party, represent all of the Registrable Securities then owned collectively by such demanding party, its Affiliates and Permitted Transferees. The Demand Notice will state the number of Registrable Securities requested to be registered and whether the registration is being requested to be on Form S-1 or Form S-3 if the Company is eligible to use such latter form. The Company will have no obligation to effectuate more than one Demand Registration for the Representative Holders, as a group, and one Demand Registration for the Investors, as a group, and their respective Permitted Transferees in any 12 month period pursuant to this Section 5.1(a); provided, however, that in determining the number of Demand Registrations to which the Representative Holders and the Investors and their respective Permitted Transferees are entitled, there will be excluded (1) any Demand Registration that is an underwritten registration if the managing Approved Underwriter(s) have advised the party delivering the Demand Notice that the total number of Registrable Securities that can be sold in such offering is less than 75% of the number of Registrable Securities requested to be included therein in accordance with the provisions of this Agreement and (2) any Demand Registration that does not become effective or is not maintained effective for the period required pursuant to Section 5.1(c) hereof. In addition, if after such Registration Statement has been declared or becomes effective, an offering of Registrable Securities pursuant to such Registration Statement is interfered with by any stop order, injunction, or other order or requirement of the SEC or other Governmental Authority (an “Interference”) and any such Interference is not cured within 90 days thereof, such Demand Registration will be deemed not to have been effected and will not count as a Demand Registration. In the event such Interference occurs and is cured, the period required pursuant to Section 5.1(c) relating to such Registration Statement will be extended by the number of days of such Interference, including the date such Interference is cured. Within 30 days after receipt of such Demand Notice, the Company will promptly serve written notice thereof (the “Notice”) to all other holders of Registrable Securities and will include in such registration all Registrable Securities with respect to which the Company receives written requests for inclusion therein within 30 days after the receipt of the Notice by the applicable holder. The holders of Registrable Securities receiving such Notice and electing to participate in the Demand Registration will be deemed to be exercising a Piggy-Back Registration pursuant to Section 5.2. The holders of Registrable Securities making the Demand Request will be permitted to withdraw Registrable Securities from a Registration at any time prior to the third business day prior to the anticipated effective date of such Registration; provided, however, that such Demand Registration will be deemed a Demand Registration for purposes of this Section 5.1(a).

(b) Shelf Registration. If the Representative Holders, as a group, or the Majority Investors, as a group, and their respective Permitted Transferees request that the Company effect a Demand Registration and the Company at such time is eligible to file a Registration Statement on Form S-3 (or any equivalent successor form), each of the Representative Holders, as a group, and the Majority Investors, as a group, and their respective Permitted Transferees will have a right to include in the Demand Notice that the requested registration be a shelf registration for an offering on a delayed or continuous basis pursuant to Rule 415 promulgated under the Securities Act utilizing such form.

(c) Filing and Effectiveness. The Company will file a Registration Statement relating to any Demand Registration as soon as practicable and in any event, not later than the applicable Filing Date, and will use its reasonable best efforts to cause the same to be declared effective by the SEC as promptly as practicable following the filing of such Registration Statement with the SEC with respect to such Demand Registration. The Demand Notice will specify the intended methods of disposition. If any Demand Registration is requested to be effected as a “shelf” registration by the Representative Holders, as a group, or the Majority Investors, as a group, or their respective Permitted Transferees, the Company will keep the Registration Statement filed in respect thereof effective for such period as may be requested by the Representative Holders or the Majority Investors and their respective Permitted Transferees, as applicable, but will not be required to keep the Registration Statement effective in respect of any single Demand Registration for longer than the applicable Required Period.

(d) Registration Expenses. The Company will pay all Registration Expenses in connection with any Demand Registration. Each Security Holder will be responsible on a pro rata basis (based on the number of shares of Common Stock such Security Holder registered pursuant to a Demand Registration) for the payment of any discounts and/or commissions resulting from the engagement by such Security Holder or group of Security Holders, as the case may be, of underwriters or placement agents in connection with resales of Common Stock subject to any Demand Registration. The Company will have the sole right to choose the leading and any co-managing Approved Underwriters for any Demand Registration.

(e) Maximum Offering Size. If a Demand Registration involves an underwritten Public Offering and the managing Approved Underwriter advises the Company that, in its good faith determination, the number of Registrable Securities requested to be included in such registration exceeds the largest number of shares of Registrable Securities which can be sold without having an adverse effect on such offering, including the price at which such shares of Registrable Securities can be sold

(the “Maximum Offering Size”), the Company will include in such registration, in the following priority, up to the Maximum Offering Size:

(i) first, all Registrable Securities requested to be included in such registration by any Representative Holder and the Investors (allocated, if necessary, for the offering not to exceed the Maximum Offering Size, pro rata among such Representative Holders and the Investors on the basis of their relative ownership, which, for the Investors shall take into account any Securities issuable upon conversion of the Convertible Notes and the Series C Preferred Stock held by an Investor); and

(ii) second, if, in connection with a Demand Registration, the Company also proposes to register Securities, so much of such Securities proposed to be registered by the Company as would not cause the Public Offering to exceed the Maximum Offering Size.

(f) Postponement of Demand Registration. The Company will be entitled to postpone the filing or effectiveness or suspend the effectiveness of any Registration Statement for a reasonable period of time, not in excess of 90 days, that the Board determines, in the good faith exercise of its reasonable business judgment, that such Demand Registration and offering could materially interfere with bona fide business financing plans of the Company or would require disclosure of information, the premature disclosure of which would materially and adversely affect the Company. If the Company postpones the filing of a Registration Statement, it will promptly notify the holders of Registrable Securities in writing of the postponement, the reasons therefor and the proposed length of the postponement and promptly notify such holders in writing when the events or circumstances permitting such postponement have ended. The rights provided hereunder may be exercised on only one occasion during any 12 month period, notwithstanding any other provision hereof.

5.2. Piggy-Back Registration.

(a) If the Company proposes to register any of its Securities under the Securities Act in order to effect a Public Offering, whether or not for sale for its own account, it will, each such time, give prompt written notice at least 15 Business Days prior to the anticipated filing date of the Registration Statement relating to such registration to each Representative A&B Holder and the Investors, which notice will set forth the Representative A&B Holders’ and the Investors’ rights under this Section 5.2 and will, subject to the provisions of Section 5.2(b), offer such Representative A&B Holders and the Investors the opportunity to include in such Registration Statement such number of Registrable Securities as each such Representative A&B Holder or the Investor may request (a “Piggy-Back Registration”). Subject to the foregoing, upon the written request of any Representative A&B Holders or the Investor made within 15 Business Days after the receipt of notice from the Company (which request will specify the number of Registrable Securities intended to be disposed of by such Representative A&B Holder or the Investor and the intended method of disposition thereof), the Company will use its reasonable best efforts to effect the registration under the Securities Act of all Registrable Securities which the Company has been so requested to register by such Representative A&B Holder or the Investor to the extent required to permit the disposition of the Registrable Securities so to be registered; provided, however, that (i) if such registration involves an underwritten Public Offering, all such Representative A&B Holders and Investors requesting to be included in the Company’s registration must sell their Registrable Securities to the Approved Underwriter on substantially the same terms and conditions as apply to the Company and (ii) if, at any time after giving written notice of its intention to register any Registrable Securities pursuant to this Section 5.2(a) and prior to the effective date of the Registration Statement filed in connection with such registration, the Company determines for any reason not to register such Registrable Securities, the Company will give written notice to all such Representative A&B Holders and Investors, as applicable, and, thereupon, will be relieved of its obligation to register any Registrable Securities in connection with such registration (without prejudice, however, to rights of the Investors under Section 5.1). No registration effected under this Section 5.2 will relieve the Company of its obligations to effect a Demand Registration to the extent required by Section 5.1. The Company will pay all Registration Expenses in connection with each registration of Registrable Securities requested pursuant to this Section 5.2. Each Representative A&B Holder and Investor or group thereof will be responsible on a pro rata basis (based on the number of shares of Registrable Securities of such entity or individual registered pursuant to a Piggy-Back Registration) for the payment of any discounts and/or commissions resulting from the engagement by such Representative A&B Holder or Investor of underwriters or placement agents in connection with resales of Registrable Securities subject to any registration pursuant to this Section 5.2.

(b) If a registration pursuant to this Section 5.2 involves an underwritten Public Offering and the managing Approved Underwriter advises the Company that, in its view, the number of shares of Registrable Securities that the Company and the Representative A&B Holders and Investors intend to include in such registration exceeds the Maximum Offering Size, the Company will include in such registration, in the following priority, up to the Maximum Offering Size:

(i) first, so much of the Securities proposed to be registered by the Company as would not cause the offering to exceed the Maximum Offering Size; and

(ii) second, all Registrable Securities requested to be included in such registration by the Representative A&B Holders and Investors pursuant to this Section 5.2 (allocated, if necessary, for the offering not to exceed the Maximum Offering Size, pro rata among the Representative A&B Holders and Investors on the basis of their relative ownership, which, for the Investors shall take into account the number of Securities issuable upon conversion of the Convertible Notes and the Series C Preferred Stock held by any such Investor).

5.3. Holdback Agreements. Each Security Holder agrees not to sell or otherwise transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale of, any Securities of the Company held by such Security Holder (other than those included in the applicable registration) during the 180 day period following the effective date of a Qualified IPO, provided that all officers and directors of the Company and all holders of at least 1% of the Company’s outstanding Securities are bound by and have entered into similar agreements. The obligations described in this Section 5.3 will not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a transaction on Form S-4 or similar forms that may be promulgated in the future. The Company may impose stop-transfer instructions and may stamp each certificate of Common Stock (or other applicable Securities) with an appropriate legend subject to the foregoing restriction until the end of such 180 day period. Each Security Holder agrees that the 180 day period referenced above (or such shorter period to which the Company and the Approved Underwriter may agree, the “IPO Lockup Period”) may be extended by the Company or the managing Approved Underwriter for a period not to exceed 18 days from the issuance of an earnings release or the occurrence of material news or a material event if either (i) during the last 17 days of the IPO Lockup Period, the Company issues an earnings release or material news or a material event occurs relating to the Company, or (ii) prior to the expiration of the IPO Lockup Period, the Company announces it will release earnings results or becomes aware that material news or a material event will occur within the 16 day period beginning on the last day of the IPO Lockup Period. Each Security Holder agrees to execute a market standoff agreement with the Qualified IPO underwriters in customary form consistent with the provisions of this Section 5.3 and the restrictions contained in National Association of Securities Dealers Rule 2711(f)(4) or New York Stock Exchange Rule 472(f)(4), or any successor provisions or amendments thereto, provided that all officers and directors of the Company and all holders of at least 1% of the Company’s outstanding Securities are bound by and have entered into similar agreements.

5.4. Registration Procedures. Whenever any Representative Holder or the Investors (each, a “Registering Security Holder”) requests that any Registrable Securities be registered pursuant to Section 5.1 or Section 5.2, the Company will use its reasonable efforts to effect the registration of such Registrable Securities as promptly as is practicable, including the following:

(a) The Company will as expeditiously as possible prepare and file with the SEC a Registration Statement on any form for which the Company then qualifies and which counsel for the Company deems appropriate and available for the sale of the Registrable Securities to be registered thereunder in accordance with the intended method of distribution thereof, and use its commercially reasonable efforts to cause such filed Registration Statement to become and remain effective for the period specified herein.

(b) The Company will prepare and file with the SEC such amendments and post-effective amendments to each Registration Statement as may be necessary to keep such Registration Statement continuously effective for the applicable period specified herein; cause the related Prospectus to be supplemented by any required Prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 (or any similar provisions then in force) under the Securities Act; and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement during the applicable period in accordance with the intended methods of disposition by the sellers thereof set forth in such Registration Statement as so amended or to such Prospectus as so supplemented.

(c) The Company will, prior to filing such Registration Statement or any amendment or supplement thereto, furnish to the Registering Security Holder and each applicable managing Approved Underwriter, if any, copies thereof, and thereafter furnish to the Registering Security Holder and each such Approved Underwriter, if any, such number of copies of such Registration Statement, amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein) and the Prospectus included in such Registration Statement (including each preliminary Prospectus) as the Registering Security Holder or each such Approved Underwriter may reasonably request in order to facilitate the sale of the Registrable Securities.

(d) After the filing of the Registration Statement, the Company will promptly notify the Registering Security Holder of any stop order issued suspending the effectiveness of the Registration Statement or, to the Company’s knowledge, threatened to be issued by the SEC and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered.

(e) The Company will endeavor to qualify the Registrable Securities for offer and sale under such other securities or blue sky Laws of such jurisdictions in the United States as the Registering Security Holder or managing Approved Underwriter reasonably requests; provided, however, that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 5.4(e), (ii) subject itself to taxation in any such jurisdiction, or (iii) consent to general service of process in any such jurisdiction.

(f) The Company will as promptly as is practicable notify the Registering Security Holder at any time (and if requested by any such Person confirm such notice in writing), (i) when a Prospectus relating to the sale of the Registrable Securities is required by Law to be delivered in connection with sales by an Approved Underwriter or dealer, (ii) when a Prospectus or any Prospectus supplement or post-effective amendment has been filed, and, with respect to a Registration Statement or any post-effective amendment, when the same has been declared or becomes effective, (iii) of the occurrence of any event requiring the preparation of a supplement or amendment to such Prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such Prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading and promptly make available to the Registering Security Holder and to the Approved Underwriters any such supplement or amendment, (iv) if the representations and warranties of the Company contained in any agreement contemplated by Section 5.4(h) hereof (including any underwriting agreement) cease to be true and correct, (v) of any request by the SEC or any other Governmental Authority for amendments or supplements to a Registration Statement or related Prospectus or for additional information, (vi) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose and (vii) of the Company’s determination that a post-effective amendment to a Registration Statement would be appropriate. The Registering Security Holder agrees that, upon receipt of any notice from the Company of the occurrence of any event of the kind described in the preceding sentence, the Registering Security Holder will, if directed by the Company in such notice, forthwith discontinue the offer and sale of Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until receipt by the Registering Security Holder and the Approved Underwriters of the copies of such supplemented or amended Prospectus and, if so directed by the Company, the Registering Security Holder will deliver to the Company all copies, other than permanent file copies then in the Registering Security Holder’s possession, of the most recent Prospectus covering such Registrable Securities at the time of receipt of such notice. In the event the Company gives such notice, the Company will extend the period during which such Registration Statement will be deemed effective as contemplated by Section 5.4(a) by the number of days during the period from and including the date of the giving of such notice to the date when the Company will make available to the Registering Security Holder such supplemented or amended Prospectus.

(g) The Company will use its reasonable best efforts to obtain the withdrawal of any order suspending the effectiveness of a Registration Statement, or the lifting of any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction, at the earliest possible moment.

(h) The Company will enter into customary agreements (including an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the sale of such Registrable Securities.

(i) The Company will, upon the reasonable request of the Registering Security Holder and the managing Approved Underwriter, use its reasonable best efforts to cause to be furnished to the Registering Security Holder and to each Approved Underwriter a signed counterpart, addressed to the Registering Security Holder or such Approved Underwriter, of (i) an opinion or opinions of counsel to the Company and (ii) a comfort letter or comfort letters (and updates thereof) from the Company’s independent public accountants, each in customary form and covering such matters of the type customarily covered by opinions or comfort letters, as the case may be, as the Registering Security Holder or the managing Approved Underwriter may reasonably request.

(j) The Company will make generally available to its Security Holders an earnings statement satisfying the provisions of Section 11(a) of the Securities Act and the rules and regulations of the SEC thereunder applicable thereto.

(k) The Company will use commercially reasonable efforts to cause all such Registrable Securities to be listed on each securities exchange on which similar Securities issued by the Company are then listed or, if not so listed, on a national securities exchange or quoted on any national quotation system.

(l) Each Security Holder who is an officer, director or employee of the Company will use reasonable best efforts to take all actions, including making himself or herself available to participate and, if requested by the Board (or its designee), participating in any roadshow or other investor presentation, necessary to expedite or facilitate the sale of such Registrable Securities.

5.5. Indemnification by the Company.

(a) The Company will indemnify and hold harmless each Registering Security Holder, its officers, directors, agents, Affiliates, brokers and employees, and each Person, if any, who “controls” each such Registering Security Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all losses, claims, damages, liabilities and expenses (including Registration Expenses) arising out of or based on (i) any untrue statement or alleged untrue statement of a material fact contained in or incorporated by reference into any Registration Statement or Prospectus relating to the Registrable Securities (as amended or supplemented if the Company will have furnished any amendments or supplements thereto) or any preliminary Prospectus, or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or (iii) any violation by the Company of the Securities Act, the Exchange Act, any state securities Law or any rule or regulation promulgated under any of the foregoing and relating to any action or inaction required of the Company in connection with any such registration, qualification or compliance, except insofar as such losses, claims, damages, liabilities or expenses are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information furnished in writing to the Company by or on behalf of such Registering Security Holder expressly for use therein; provided, however, that the foregoing indemnity agreement with respect to any preliminary Prospectus will not inure to the benefit of any Registering Security Holder if a copy of the current Prospectus was not provided to the applicable purchaser by such Registering Security Holder and such current copy of the Prospectus would have cured the defect giving rise to such loss, claim, damage or liability. The Company will also indemnify any Approved Underwriters of the Registrable Securities, their officers, directors, agents, Affiliates, brokers and employees, and each Person who controls such Approved Underwriters on substantially the same basis as that of the indemnification of the Registering Security Holder provided in this Section 5.5.

(b) The rights of any holder of Registrable Securities hereunder will not be exclusive of the rights of any holder of Registrable Securities under any other agreement or instrument of any holder of Registrable Securities to which the Company is a party. Nothing in such other agreement or instrument will be interpreted as limiting or otherwise adversely affecting a holder of Registrable Securities hereunder and nothing in this Agreement will be interpreted as limiting or otherwise adversely affecting the holder of Registrable Securities’ rights under any such other agreement or instrument; provided, however, that no indemnified party will be entitled hereunder to recover more than its indemnified losses.

5.6. Indemnification by Security Holders. Each Registering Security Holder will, severally but not jointly, indemnify and hold harmless the Company, its officers, directors, agents, Affiliates, brokers and employees, and each Person, if any, who “controls” the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, to the same extent as the foregoing indemnity from the Company to such Registering Security Holder set forth in Section 5.5 (excluding clause (iii) of Section 5.5(a) thereof), but only with reference to information related to such Registering Security Holder furnished in writing by or on behalf of such Registering Security Holder expressly for use in any Registration Statement or Prospectus relating to the Registrable Securities, or any amendment or supplement thereto or any preliminary Prospectus. Each such Registering Security Holder will also indemnify and hold harmless any Approved Underwriters of the Registrable Securities, their officers, directors, agents, Affiliates, brokers and employees, and each Person who controls such Approved Underwriters on substantially the same basis as that of the indemnification of the Company provided in this Section 5.6. Notwithstanding any other provision of this Section 5.6, no Registering Security Holder’s liability under this Section 5.6 will exceed the proceeds (net of payment of all expenses and underwriter’s discounts and commissions) received by such Registering Security Holder from the offering of such Registering Security Holder’s Registrable Securities made in connection with such registration giving rise to the indemnification obligation.

5.7. Conduct of Indemnification Proceedings. In case any proceeding (including any governmental investigation) is instituted involving any Person in respect of which indemnity may be sought pursuant to Section 5.5 or Section 5.6, such Person (the “indemnified party”) will promptly notify the Person against whom such indemnity may be sought (the “indemnifying party”) in writing and the indemnifying party upon request of the indemnified party will retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and will pay the fees and disbursements of such counsel related to the proceeding. Notwithstanding the foregoing, the failure to give notice will not relieve the indemnifying party of the obligation to indemnify the indemnified party, except to the extent of actual prejudice or damages suffered as a result thereof. In any such proceeding, any indemnified party will have the right to retain its own counsel, but the fees and expenses of such counsel will be at the expense of such indemnified party unless (a) the indemnifying party and the indemnified party have mutually agreed to the retention of such counsel or (b) the named parties to any such proceeding (including any impleaded parties) include both the indemnified party and the indemnifying party (or any Persons designated by the indemnifying party to be represented in such proceeding by counsel selected by the indemnifying party) and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, in which case the reasonable fees and expenses of such counsel will be paid by the indemnifying party. It is understood that the indemnifying party will not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all such indemnified parties, and that all such fees and expenses will be reimbursed as they are incurred. In the case of the retention of any such separate firm for the indemnified parties, such firm will be designated in writing by the indemnified parties. The indemnifying party will not be liable for any settlement of any proceeding effected without its consent, but if settled with such consent, or if there be a final judgment for the plaintiff, the indemnifying party will indemnify and hold harmless such indemnified parties from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment.

5.8. Contribution.

(a) If the indemnification provided for herein is for any reason unavailable to the indemnified parties in respect of any losses, claims, damages or liabilities referred to herein, then each such indemnifying party, in lieu of indemnifying such indemnified party, will contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative fault of the Company, the Security Holders and any Approved Underwriter in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the Company, the Registering Security Holders and the Approved Underwriter will be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such Person, and such Person’s relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(b) The Company and each Registering Security Holder agree that it would not be just and equitable if contribution pursuant to this Section 5.8 were determined by pro rata allocation (even if the Approved Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in Section 5.8(a). The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities referred to in Section 5.8(a) will be deemed to include, subject to the limitations set forth below, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 5.8, no Registering Security Holder will be required to contribute any amount in excess of the net proceeds from such offering received by such Security Holder from such registration. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act but without regard to the limitation of the application of Section 11(f) to the persons specified in Section 11(a)) will be entitled to contribution from any Person who was not found guilty of such fraudulent misrepresentation.

(c) The parties agree that any definitive agreement relating to the sale of Registrable Securities registered pursuant to Section 5.1 or 5.2 will contain other customary limitations on the obligations of the parties thereto to contribute as contemplated by this Section 5.8.

5.9. Participation in Public Offerings. The Representative Holders and the Investor may not participate in any Public Offering hereunder unless such individual or entity (a) agrees to sell their Registrable Securities on the basis provided in any underwriting or agency arrangements approved by the Company and the Representative Holder or Investor, as applicable, entitled hereunder to approve such arrangements and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements and the provisions of this Agreement in respect of registration rights. The Company may require the Registering Security Holder promptly to furnish in writing to the Company such information regarding the Registering Security Holder, the plan of distribution of the Registrable Securities and other information as the Company may from time to time reasonably request or as may be legally required in connection with such registration.

5.10. Availability of Information. Following an initial public offering, the Company will comply with the reporting requirements of Sections 13 and 15(d) of the Exchange Act and will comply with all other public information reporting requirements of the SEC as from time to time in effect, and cooperate with the holders of Registrable Securities, so as to permit disposition of the Registrable Securities pursuant to an exemption from the Securities Act for the sale of any Registrable Securities (including the current public information requirements of Rule 144(c) of the Securities Act). The Company will also cooperate with each such holder of Registrable Securities in supplying such information as may be necessary for such holder to complete and file any information reporting forms presently or hereafter required by the SEC as a condition to the availability of an exemption from the Securities Act for the sale of any Registrable Securities.

VI. ELECTION OF DIRECTORS; PROTECTIVE PROVISIONS

6.1. Board Composition. Each Security Holder agrees to vote or cause to be voted all of its eligible Securities in connection with the election of directors and to take such other actions as are necessary so as to fix the number of members of the Board to a number between five and seven (the “Authorized Directors”) with such number being initially five as of the date of this Agreement, and to elect and continue in office as members of the Board the following:

(a) At each election of directors, the Investors, voting as a separate class, is entitled to elect two individuals (each, an “Investor Director”) nominated by the Majority Investors, which Investor Directors will initially be David J. Oddi and Jose Ferreira, Jr., provided that at such time the aggregate investment in Convertible Notes and Series C Preferred Stock issued under the Purchase Agreement is equal or greater than $85,000,000 in aggregate, the number of Investor Directors shall be increased to three (and increase the number of Authorized Directors by one), which additional Investor Director will initially be Keith Miller;

(b) At each election of directors in which the holders of Common Stock, voting as a separate class, are entitled to elect directors of the Company, the Prior Stockholders will elect two individuals (each, a “Non-Investor Common Director”) nominated by a majority in interest of the Securities held by the Non-Investor Security Holders, which Non-Investor Directors will initially be Alden and Jeff Kearl;

(c) At each election of director in which the holders of Series A Preferred Stock and Series B Preferred Stock, voting as a separate class on a as-converted basis, are entitled to elect directors of the Company, and for so long as Mercato holds at least 10,000 shares (subject to adjustment for stock splits and combinations) of Common Stock (or securities convertible into Common Stock), then holders of Series A Preferred Stock and Series B Preferred Stock will elect a director nominated by Mercato (the “Non-Investor Preferred Director”) who will initially be Greg Warnock; and

(d) One Person who is an outside industry executive (the “Independent Director”) designated jointly by (i) the Majority Investors and (ii) a majority in interest of the Securities held by the Non-Investor Security Holders, which Independent Director position will not, until the designation of the initial Independent Director, be included in the Authorized Directors. In the event the Majority Investors and the holders of a majority in interest of the Securities held by Non-Investor Security Holders are unable to mutually select the Independent Director within 30 days following the Closing, the Company will engage either Heidrick and Struggles or Spencer Stuart to identify three qualified candidates for consideration. The Majority Investors and the holders of a majority in interest of the Securities held by the Non-Investor Security Holders will use their reasonable best efforts to select one of the three candidates to serve as the Independent Director within 30 days following the identification of the three qualified candidates. Upon the designation of the individual to serve as the initial Independent Director, the number of Authorized Directors shall be increased by one and such individual shall be appointed or elected to serve as the Independent Director in such newly created Authorized Director position. Unless otherwise removed in accordance with Section 6.3, the members of the Board will hold office until their respective successors have been duly appointed. For the avoidance of doubt, the Independent Director may be removed and replaced by the joint vote of (1) the Majority Investors and (2) a majority in interest of the Securities held by the Non-Investor Security Holders.

6.2. Board Observer Rights. For so long as the Investors hold, in the aggregate, at least 25% of the Common Stock (as adjusted for stock splits and combinations) acquired pursuant to conversion of the Convertible Notes and the Series C Preferred Stock (or shares of Common Stock issuable upon conversion of the Convertible Notes and the Series C Preferred Stock) held by them as of the date of this Agreement, after taking into account the Redemption Closing (as defined in the Purchase Agreement) if the Redemption Closing occurs, the Majority Investors will have the right to have up to two individuals present at all meetings of the Board and, for so long as Mercato holds at least 10,000 of Series B Preferred Stock (or shares of Common Stock issued upon conversion of the Series B Preferred Stock held by Mercato), Mercato will have the right to have one individual present at all meetings of the Board (each, a “Board Observer” and collectively, the “Board Observers”). The Board Observers will be (a) given notice by the Secretary of the Company of any meeting of the Board or any committee thereof at the same time as the directors, (b) entitled to be present at all meetings of the Board or any committee thereof, (c) provided copies of all minutes of Board meetings and Board committee meetings, and (d) provided copies of any reports, minutes or other documents distributed to the Board or any committee thereof at the time such materials are given to the Board; provided, however, that before any Confidential Information is distributed to any Board Observer pursuant to this Section 6.2, such Board Observer must execute a customary confidentiality agreement. If the Board or any committee thereof determines in good faith that exclusion of a Board Observer from any meeting, or the withholding of any information or materials from a Board Observer, is reasonably necessary in order to (i) avoid a conflict of interest between the Company or any Subsidiary, on one hand, and the Board Observer, on the other hand, (ii) preserve trade secrets or other confidential or proprietary information of the Company or any Subsidiary, or (iii) preserve the attorney-client privilege of the Company or any Subsidiary, then the Company will have the right to exclude the Board Observer only from those portions of any such meeting, or withhold only those portions of information or materials from a Board Observer, that is reasonably necessary to protect the Company’s or Subsidiary’s interest. The parties agree that the Board Observer of Mercato must be an individual who the Majority Investors conclude does not engage, directly or indirectly, in a business that competes with the Company.

6.3. Removal; Vacancies. Each Security Holder agrees to vote or cause to be voted all of its eligible Securities, or take any other action necessary, for the removal of any member of the Board upon the request of the Person then entitled to nominate such member as set forth in Section 6.1 above, and for the election to the Board of a substitute designated by such party in accordance with the provisions hereof. Each Person or group of Persons entitled to nominate a member of the Board pursuant to Section 6.1 has the unilateral right to remove such member(s) of the Board it nominates. Each Security Holder further agrees to vote or cause to be voted all of its eligible Securities in such manner or take any other action as is necessary or appropriate to ensure that any vacancy on the Board occurring for any reason will be filled only in accordance with the provisions of this Article VI.

6.4. [Omitted]

6.5. Action by the Board.

(a) A quorum of the Board will consist of at least four directors and one of the directors constituting such a quorum must be an Investor Director and one must be a Non-Investor Director. Notwithstanding the foregoing, in the event that a meeting has been duly noticed, called and convened in accordance with applicable Law and a director fails to attend or otherwise participate as permitted by Law, the other directors in attendance or otherwise participating will constitute a quorum. All actions of the Board will require (i) at least a majority of the votes entitled to be cast (pursuant to Section 6.5(b)) being cast in the affirmative at a meeting of the Board duly noticed and convened in accordance with applicable Law and otherwise in accordance with the terms of this Agreement and at which a quorum is present or (ii) the unanimous written consent of the Board; provided, however, that in the event there is a vacancy on the Board and an individual has been nominated to fill such vacancy, the first order of business will be to fill such vacancy.

(b) Each director will be entitled to one vote on all matters that are presented to the Board; provided, however, that if at any time after March 31, 2009 the EBITDA for the immediately preceding and completed four calendar quarters (the “EBITDA Calculation”) falls below the Trigger Threshold, as the same may hereafter be adjusted, for three consecutive months, then each Investor Director will be entitled to two votes on all such matters, and each of the other directors on the Board will be entitled to one vote on all such matters, until such time as the EBITDA Calculation exceeds the Trigger Threshold, as the same may hereafter be adjusted, for three consecutive months.

(c) Notwithstanding anything herein to the contrary, each of the parties hereto further agrees that, upon the affirmative vote of a majority of the Investor Directors (the “Investor Director Voters”), a management employee may be terminated for “Cause” under such management employee’s employment agreement if such management employee (i) breaches any non-solicitation, non-competition or other restrictive covenant applicable to such Person, (ii) commits any act of misappropriation, fraud, including with respect to the Company’s accounting and financial statements, embezzlement or conversion of the Company’s or any Subsidiary’s property, or (iii) is convicted or enters a plea of no contest for any felony or is indicted or subject to a similar formal charge for any felony or lesser crime involving fraud, moral turpitude, embezzlement or theft; provided, however, that such vote must be made in good faith. Notwithstanding the foregoing, in the event of a dispute between such management employee and the Investor Director Voters as to whether sufficient Cause exists to terminate such management employee’s employment, then such dispute will be determined exclusively by arbitration before a single arbitrator administered by the American Arbitration Association (the “AAA”) in accordance with its commercial rules then in effect. The arbitration will be commenced and take place in the regional office of AAA located in Los Angeles, California and the parties will use their commercially reasonable efforts to complete the arbitration as promptly as practicable. During the pendency of any such arbitration, such management employee will continue to serve in his then management position within the Company; provided, however, that if such arbitration is not finally concluded on or prior to the 30th day following the date on which the arbitration is commenced, such management employee will immediately be removed and be replaced by a designee of the Investor. Each party to the arbitration shall bear its own legal fees and expenses and shall evenly share the remaining costs of the arbitration.

6.6. Compensation and Reimbursement. The Company will pay the reasonable, documented out-of-pocket expenses incurred by the members of the Board and any Board Observer in connection with attending the meetings of the Board and any committees thereof. The Independent Director is the only member of the Board entitled to compensation for service as a member of the Board.

6.7. Committees and Subsidiary Boards of Directors. The composition of any committee of the Board will consist of one member appointed pursuant to each of Sections 6.1(a), 6.1(b) and 6.1(c) and, to the extent the vote for each Investor Director is increased to two pursuant to Section 6.5(b), the number of Investor Directors on each such committee will be increased to three and each such Investor Director will have two votes on each committee of the Board and Subsidiary board of directors in accordance with the terms of Section 6.5(b). Directors of the Company’s Subsidiaries will be officers of the Company. Subsidiaries of the Company will not be permitted to take any action that, if taken by the Company, would be required to be approved by the Board, the Investor or the Investor and the Special Representative Holders jointly.

6.8. Limitation on Liability. The Charter and Bylaws of the Company will provide for indemnification and exculpation of directors to the fullest extent permitted under applicable Law. The Company will enter into customary indemnification agreements with each member of the Board on substantially the same terms as each other member of the Board.

6.9. Protective Provisions.

(a) In addition to such matters as to which Board approval is required by Law, without the approval of the Board, the Company will not, and will cause each of its Subsidiaries not to, take or consent to any of the following actions:

(i) adopt a capital budget or make capital expenditures in excess of $250,000 per item or project not specifically set forth on a capital budget approved by the Board;

(ii) approve the Company’s annual operating budget;

(iii) acquire, purchase or enter into capital leases for assets in excess of $250,000 in the aggregate;

(iv) make any investments, other than in short-term, government issued, liquid securities;

(v) change the name or fiscal year of the Company or any of its Subsidiaries; or

(vi) issue new equity Securities.

(b) For so long as at least 25% of the shares of Common Stock issued or issuable upon conversion of the Series B Preferred Stock outstanding on the date of filing of the Charter remain outstanding and any shares of Series C Preferred Stock remain outstanding, without the approval of the holders of at least a majority of the votes represented by all outstanding Series B Preferred Stock and Series C Preferred Stock of the Company (as determined under Article V, Section 6 of the Charter); provided, however, that in the event there are not shares of Series B Preferred Stock outstanding that represent such 25% threshold or shares of Series C Preferred Stock outstanding, only the approval of the majority of the holders of such series of Preferred Stock as satisfies the threshold described above is required in connection herewith, the Company will not, and will cause each of its Subsidiaries not to, take or consent to any of the following actions:

(i) incur any Indebtedness in excess of $500,000 or become a party to or amend any indenture, mortgage, guaranty, lease (whether capital or operating), sublease, license or other contract, agreement or understanding, written or oral, which involves payments to or from the Company in excess of $500,000 in the aggregate, in each case, except for the Senior Credit Facility, the Convertible Notes and transactions contemplated by the Purchase Agreement;

(ii) enter into any transaction with its security holders, directors, officers, key management employees or Affiliates, or a relative or spouse of any such Person (including the hiring of or any changes in the employment terms or compensation of any such Person), including amendment, termination, renewal or non-renewal of any employment agreements with Security Holders or Affiliates thereof;

(iii) create, authorize or issue (or obligate itself to create, authorize or issue) any new class or series of shares (or reclassify any existing series of shares) or any other equity (or securities convertible into equity) having any rights, preferences or privileges senior to or on parity with Preferred Stock with respect to voting, dividends or rights upon liquidation;

(iv) increase the aggregate number of Options or other awards issued or issuable by the Company under the Stock Option Plan (by amendment of the Stock Option Plan or otherwise) (as appropriately adjusted for any stock split, combination, reorganization, recapitalization, reclassification, stock distribution, stock dividend or similar events), or make any changes to the Stock Option Plan or implement any new stock option plan or any equivalent thereto, or offer or grant any equity Options or other incentive awards, options, warrants or other rights in the Company or any Subsidiary;

(v) make any material change in its line of business, whether resulting from the acquisition of another business or otherwise;

(vi) acquire or sell, pledge, license, transfer, mortgage or encumber, except, in each case, in connection with the Senior Credit Facility and Convertible Notes, (A) any material intellectual property or other material asset of the

Company, (B) any interest in any Subsidiary or Affiliate (other than the Investor or an Affiliate of the Investor) of the Company, or (C) all or substantially all of its assets;

(vii) sell all or substantially all of its assets or merge or consolidate with (or enter into any other form of business combination with) any other entity or effect a Company Sale;

(viii) amend, alter, waive or repeal any provision of, or add any provision to, its Charter or Bylaws or similar governing documents (including any amendment, alteration or repeal resulting from a merger, consolidation, share exchange or other transaction to which it is a party, by the filing of a certificate of designation or otherwise) other than any amendment, alteration, waiver or repeal required to (A) consummate a Company Sale approved pursuant to the terms hereof or (B) give effect to any new issuance contemplated by Article IV; or

(ix) dissolve, liquidate, terminate or wind-up its business and affairs, or institute proceedings to adjudicate the Company or any Subsidiary as bankrupt, or consent to the filing of a bankruptcy proceeding against the Company or any Subsidiary, or file a petition or answer or consent seeking reorganization of the Company or any Subsidiary under the United States Bankruptcy Code or any other similar applicable Law, or consent to the filing of any such petition against the Company or any Subsidiary, or consent to the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of the Company or any Subsidiary, or make an assignment for the benefit of creditors of the Company or admit in writing the Company’s or any Subsidiary’s inability to pay its debts generally as they become due.

(c) For so long as at least 25% of the shares of Common Stock issued or issuable upon conversion of the Series A Preferred Stock and Series B Preferred Stock outstanding on the date of filing the Charter remain outstanding and any shares of Series C Preferred Stock remain outstanding, without the approval of (i) the Board, (ii) the holders of at least a majority of the votes represented by all outstanding Series A Preferred Stock of the Company and Series B Preferred Stock of the Company, (in each case, as determined under Article V, Section 6 of the Charter and voting together as a class), and (iii) the holders of a majority of the votes represented by the outstanding Series C Preferred Stock of the Company (as determined under Article V, Section 6 of the Charter) provided, however, in the event there are not shares of Series A Preferred Stock and Series B Preferred Stock outstanding that represent such 25% threshold or shares of Series C Preferred Stock outstanding, the approval of the majority of the holders of such series, or series taken together, as applicable, of Preferred Stock as satisfies the threshold described above, the holders of such series or series taken together, will no longer have such approval right, the Company will not, and will cause each of its Subsidiaries not to, take or consent to any of the following actions:

(i) subject to Section 6(d) of Article V of the Charter and Section 6.1 hereof, increase or decrease the authorized number of directors constituting the Board, make any changes to the powers, structure or composition of the Board or establish any committees of the Board;

(ii) purchase, acquire or obtain any equity securities or other proprietary interest, directly or indirectly, in any other entity, or enter into or commit to enter into or make any investment in any joint ventures or any partnerships, establish any Subsidiaries not in existence on the date hereof, or form any joint venture;

(iii) declare or pay any dividends or make any distributions of cash, property or securities in respect of the capital stock of the Company except as expressly contemplated by the Purchase Agreement, this Agreement or as set forth in the Charter, or apply any of its assets to the redemption, retirement, purchase or other acquisition of its capital stock, directly or indirectly, through Subsidiaries or otherwise, except as expressly contemplated by the Purchase Agreement, this Agreement or in a manner consistent with the rights, powers and privileges of the Series C Preferred Stock in the order of preference as set forth in the Charter;

(iv) alter or change the rights, preferences, privileges or powers of Preferred Stock in a manner adverse to the holders thereof;

(v) make any change in its corporate form for tax, accounting or other purposes; or

(vi) make any change in its independent certified public accounting firm which, in all events, will be a firm of national recognition or make any change to any of its material accounting principles or methods.

(d) Notwithstanding anything to the contrary in this Section 6.9, the consummation of a Company Sale (along with the transactions contemplated by the Company Sale) shall not require the consent of the Investors or the holders of Series C Preferred Stock if (i) such Company Sale does not alter the liquidation preferences of the Series C Preferred Stock in connection with such Company Sale and (ii) the consideration to be received by the holders of Series C Preferred Stock on a per share of Series C Preferred Stock basis (either as holders of the Series C Preferred Stock or underlying shares of Common Stock) is equal to the original price per share under which the Series C Preferred Stock was issued plus an amount equal to a compounding 15% annual rate of return on such original amount. This Section 6.9(d) shall terminate at the time that the aggregate investment in Convertible Notes and Series C Preferred Stock issued under the Purchase Agreement is equal or greater than $85,000,000 in aggregate, in which case, the consent of the Majority Investors will be required.

VII. PUT REQUEST RIGHT; COMPELLED SALE BY THE INVESTOR

7.1. Right to Request to Put Securities.

(a) Unless the Company shall have effected a Qualified IPO or Company Sale at any time prior to the May 28, 2012 (the “Anniversary Date”), commencing on the Anniversary Date, the Majority Investors will have the right but not the obligation (the “Put Right”) to request the Company to purchase all, but not less than all, of the shares of Common Stock then held by the Investors pursuant to conversion of the Convertible Notes and the Series C Preferred Stock (the “Put Shares”) at a price per Put Share (the “Put Price”) and on such other terms as are provided in this Section 7.1. The Put Price will be equal to the greater of (i) the Fair Market Value of the Put Shares held by the Investors as of the date of the Put Notice or (ii) the aggregate price paid by the Investors for the Put Shares acquired by it in connection with the conversion of the Convertible Notes plus (A) any interest that is due and payable in connection with the Conversion of the Note that remains unpaid as of the Put Closing and (B) any portion of the Aggregate PIK Amount (as defined in the Convertible Note) that was capitalized on the portion of the Convertible Note that was converted and that remains unpaid as of the Put Closing.

(b) In the event that the Company and the Majority Investors are not able to agree on the Put Price within 30 days following delivery of the Put Notice, the Company and the Majority Investors will each, within two Business Days after the expiration of such 30 day period, submit to the other party its final calculation of the Fair Market Value (each a “Final Offer”).

(c) Within five Business Days following the delivery of such Final Offers (the “Put Termination Period”), the Majority Investors will have the right, by written notice to the Company, to elect not to proceed with the transactions contemplated by the Put Notice (the “Put Termination Notice”); provided, however, that in the event that the Majority Investors deliver such a Put Termination Notice, the Majority Investors will only be entitled to deliver one further Put Notice, which may not be delivered prior to the first anniversary of the preceding Put Termination Notice.

(d) If the Majority Investors do not deliver a Put Termination Notice within the Put Termination Period, the Company will, within two Business Days after the expiration of the Put Termination Period, select an Approved Underwriter to determine the Fair Market Value, or such other firm as may be agreed to by the Investor (such firm, the “Appraiser”). The Appraiser will review the Final Offers, and will make a final determination as to which of the Final Offers most accurately represents the Fair Market Value in accordance with Section 7.1(f). The parties will request that the Appraiser deliver its written report as to the Fair Market Value (the “Appraiser’s Report”) to the Company and the Investors within 45 days from selection of such Appraiser. The fees and expenses of the Appraiser will be borne one-half by the Company and one-half by the Investors, pro-rata in accordance with the number of Securities held by such Investors.

(e) The Put Right may be exercised by delivery to the Company by the Majority Investors of a written notice (the “Put Notice”) requesting such purchase pursuant to this Section 7.1 (the “Put Offer”). The Put Notice will identify the aggregate number of Put Shares proposed to be purchased by the Company, the Put Price and any other material terms and conditions of the Put Offer, and, if accepted, will be binding upon all Investors. The Company will have the right to accept the Put Offer by providing all Investors with an irrevocable written notice of acceptance (the “Acceptance Notice”), along with a copy of the Put Notice, within ten Business Days following receipt of the Put Notice. If the Company does not accept the Put Offer within ten Business

Days following receipt of the Put Notice (the “Expiration Date”), the Company will be deemed to have waived any and all rights under this Section 7.1 with respect to the Put Offer, and the provisions of Section 7.2 will control at all times following the Anniversary Date. If the Company has accepted the Put Offer, the consummation of the Transfer of the Put Shares contemplated by the Put Offer (the “Put Closing”) will occur within 30 days following the later of (x) the determination of the Put Price pursuant to the mutually agreement of the parties or (y) if an Appraiser is utilized pursuant to Section 7.1(d), the date of delivery of the Appraiser’s Report. The Put Closing will occur at such place in New York, New York as may be reasonably designated by the Majority Investors in a written notice provided to the Company and the Investors at least 10 business days prior to the Put Closing. At the Put Closing, (i) the Investors will deliver to the Company duly endorsed certificates evidencing all of the Put Shares held by the Investors and (ii) the Company will deliver to each Investor an aggregate amount equal to the product of the Put Price and the number of such Put Shares so delivered by such Investor, which will be payable by wire transfer of immediately available funds to one or more accounts designated by such Investor.

(f) For purposes of this Section 7.1, the “Fair Market Value” of the Put Shares held by the Investors means the Investors’ pro rata percentage, on a Fully Diluted Basis (assuming the Company has received the cash proceeds from the exercise of all outstanding “in-the-money” Options and Warrants used in the Fully Diluted Basis calculation), of the equity value implied by the total enterprise value that a willing buyer and a willing seller, both well informed as to the facts, but neither under any compulsion to act, would arrive at in an arm’s length purchase of 100% of the Company. In determining such total enterprise value, the Appraiser will take into consideration all of the then relevant factors, including: (i) the Company’s history and management, (ii) the financial condition, Indebtedness and capitalization of the Company, (iii) the Company’s historical operating results, (iv) the prospects of the Company, (v) relevant economic and market trends, (vi) comparisons between the Company and comparable publicly traded companies that could be used as a valuation guideline, including valuation ratios of the guideline companies based on such companies’ financial results and market price, and (vii) comparable private transactions within the industry. The Appraiser will assume that the management of the Company would remain in place and that such management is committed to executing the Company’s then long term plan. The Appraiser will not discount any calculation of Fair Market Value based on the fact that the Company may borrow money or issue other securities to pay part or all of the Put Price.

7.2. Compelled Sale.

(a) Sale Request. If the Put Closing does not occur pursuant to the terms and conditions of Section 7.1, then, at any time after the Expiration Date until the occurrence of a Company Sale or Qualified IPO, the Majority Investors will have the right but not the obligation to cause the Company to seek a Company Sale by delivering a written request (a “Sale Request”) to the Company and the Investors.

(b) Procedure. Upon receipt of a Sale Request:

(i) The Company will use its reasonable best efforts to effect a Company Sale in an expeditious manner, but in no event later than nine months from the date of the Sale Request unless otherwise waived by the Majority Investors. In connection therewith, the Board will engage, within 30 days of a Sale Request, an Approved Underwriter to act as financial advisor, legal counsel and other advisors and agents as the Board (including the affirmative vote of at least one Investor Director) determines in good faith are appropriate to assist the Company in effectuating the Company Sale.

(ii) Each Security Holder will take all reasonable and customary actions to cause the consummation of the Company Sale proposed by the Company, including (A) executing and delivering such documents as are reasonably requested by the Investor in connection with the Company Sale, including written consents of Security Holders, proxies, letters of transmittal, purchase agreements and stock powers, (B) if applicable, voting in favor of, consenting to and raising no objection against the Company Sale, (C) if applicable, waiving any dissenter’s, appraisal and other similar rights, (D) bearing their proportionate ownership percentage of any escrows, holdbacks, indemnities or adjustments in purchase price as the same may be negotiated by the Company in connection with the Company Sale and as are customary or typical for a transaction of the type proposed by the Company, (E) accepting the proposal acceptable to the Majority Investors, so long as the purchaser is not an Affiliate of the Investors or if otherwise, as recommended by the Approved Underwriter, and (F) otherwise taking all reasonable and customary actions to cause the consummation of the Company Sale. Notwithstanding the foregoing, in no event will any Security Holder be required in connection with a Company Sale pursuant to this Section 7.2 to (x) make any representations and warranties in connection therewith other than representations and warranties made by the Investor and on a several, but not joint basis, or (y) undertake any indemnity or other obligation in connection with such transaction unless the liability for indemnification, if any, of such Security Holder (I) is limited to breach of the representations and warranties made under (x) above, (II) is several and not joint with any other Person, (III) is pro rata in proportion to the amount of consideration paid to such Security Holder in connection with such transaction, and (IV) in no event exceeds the amount of consideration actually paid to such Security Holder.

(iii) For purposes of this Section 7.2, the purchase price to be paid in a Company Sale will be deemed to include any escrow, holdback, earnout or other contingent payment, and any amount allocated to or payable under non-competition agreements to be entered into in connection with the consummation of the Company Sale, and any amount allocated to or payable under employment agreements with any Non-Investor Security Holder to be entered into in connection with the consummation of the Company Sale in excess of 110% of the amount allocated to or payable under any employment agreements with any such Security Holder in existence as of the date of the Company Sale.

(c) Proceeds. The proceeds from any Company Sale pursuant to Sections 7.2 will be distributed in accordance with Article V of the Charter.

(d) Waiver of Claims. So long as the Investors comply with the provisions of this Section 7.2, each Non-Investor Security Holder hereby waives any and all claims such Non-Investor Security Holder may have against the Investors (or their Affiliates) asserting that the Investors or their Affiliates acted improperly or breached any duty owed to such Non-Investor Security Holder, to any other Non-Investor Security Holder, or to the Company or otherwise in respect of the timing of any Company Sale contemplated by this Section 7.2 or the amount or type of consideration to be received in connection with any such Company Sale. Notwithstanding the foregoing, the waiver set forth in this Section 7.2 will not apply in the case of fraud.

7.3. Voting. If the Board and 51% of the Securities (excluding Options and Warrants) approve a Company Sale resulting in proceeds sufficient to provide the Investors with an aggregate return on their investment of not less than 17.5%, then all other Security Holders will (a) vote all eligible Securities held by them in favor of a Company Sale (and the other transactions contemplated thereby and any other matter that could reasonably be expected to facilitate the Company Sale) or execute a written consent in lieu thereof and (b) not exercise any appraisal or dissenters’ rights in connection with such Company Sale; provided, however, that no such approval is required in connection with the exercise by the Investors of the rights provided pursuant to Article VII to compel a Company Sale.

VIII. COVENANTS

8.1. Financial Statements, Reports, Etc. The Company will furnish to (i) the Investors and (ii) each Security Holder owning Series A Preferred Stock and/or Series B Preferred stock that still retains ownership of at least 20% of such shares of Series A Preferred Stock and Series B Preferred Stock originally issued to such Security Holder by the Company (“Significant Preferred Holders”) the following reports and information:

(a) Annual Financial Statements. Within 90 days after the end of each fiscal year of the Company, other than as to fiscal year 2008 as to which such period shall be 120 days, a consolidated balance sheet of the Company and any Subsidiaries as of the end of such fiscal year and the related consolidated statements of income, stockholders’ equity and cash flows for the fiscal year then ended, prepared in accordance with GAAP and certified by any of Ernst & Young LLP, Deloitte & Touche LLP, PriceWaterhouseCoopers, KPMG, McGladrey & Pullin, BDO or Grant Thorton as its independent certified public accounting firm of national recognition, as such firm is selected by the Board in accordance with the provisions of Article VI;

(b) Monthly Financial Statements. Within 35 days after the end of each month in each fiscal year (other than the last month of the fiscal year), a consolidated balance sheet of the Company and any Subsidiaries and the related consolidated statements of income, stockholders’ equity and cash flows, unaudited but prepared in accordance with GAAP and certified by the Chief Financial Officer of the Company to fairly present the financial position, results of operation and cash flows of the Company and its consolidated Subsidiaries as of and for the period ending on the relevant date, such consolidated balance sheet to be as of the end of such month and such consolidated statements of income, stockholders’ equity and cash flows to be for such month and for the period from the beginning of the fiscal year to the end of such month, in each case with comparative statements for the prior fiscal year;

(c) Budget. No later than the start of each fiscal year, consolidated capital and operating expense budgets, cash flow projections and income and loss projections for the Company and any Subsidiaries in respect of such fiscal year, all itemized in reasonable detail and prepared on a monthly basis, and, promptly after preparation, any revisions to any of the foregoing;

(d) Accountant’s Letters. Promptly following receipt by the Company, each audit response letter, accountant’s management letter and other written report submitted to the Company by its independent public accountants in connection with an annual or interim audit of the books of the Company and any Subsidiaries; and

(e) Other Information. Promptly, from time to time, such other information regarding the business, prospects, financial condition, operations, property or affairs of the Company and any Subsidiaries as such Security Holder reasonably may request, including any and all reports provided to a member of senior management of the Company.

8.2. Inspection. The Company will permit the Investors and Significant Preferred Holders upon reasonable prior notice by such Security Holders, to visit and inspect the Company’s properties; examine its books of account and records, including an inspection of the expense accounts of the Company’s management personnel to confirm compliance with the expense policy of the Company then in effect; and discuss the Company’s affairs, finances and accounts with its officers, during normal business hours of the Company, as may be reasonably requested by such representative.

8.3. Confidentiality. No Security Holder by reason of this Agreement shall have access to any trade secrets or classified information of the Company except as otherwise specifically provided herein. The Company shall not be required to comply with any information rights of Section 8 in respect of any Security Holder whom the Company reasonably determines to be a competitor or an officer, employee, director or holder of a more than ten percent (10%) equity interest of a competitor. Each Security Holder covenants not to use Confidential Information in violation of the Exchange Act or reproduce, disclose or disseminate Confidential Information to any other person (other than its employees or agents having a need to know the contents of such information, its attorneys, and limited partners and members obligated to maintain the confidentiality of such information), except in connection with the exercise of rights under this Agreement, unless such Security Holder is required to disclose such information by a governmental authority; provided that nothing in this Agreement shall be construed to limit or in any way prevent any Security Holder from investing in a competitor of the Company. The obligations of Significant Holder under this Section 8.3 shall survive until such time as all Confidential Information of the Company disclosed hereunder becomes publicly known and made generally available through no action or inaction of the Security Holders, but in no event more than one (1) year after the last disclosure of

Confidential Information under this Agreement. “Confidential Information” means any nonpublic information disclosed by the Company to any Security Holder pursuant to this Agreement or pursuant to the exercise of rights hereunder other than information that (i) was publicly known and made generally available in the public domain prior to the time of disclosure by the disclosing party; (ii) becomes publicly known and made generally available after disclosure by the Company to any of the Security Holders through no action or inaction of the Security Holders; (iii) is already in the possession of any of the Security Holders at the time of disclosure by the Company as shown by such Security Holder’s files and records immediately prior to the time of disclosure; (iv) is obtained by any of the Security Holders from a third party lawfully in possession of such information and without a breach of such third party’s obligations of confidentiality; or (v) is independently developed by any of the Security Holders without use of or reference to the Company’s Confidential Information, as shown by documents and other competent evidence in the receiving party’s possession.

8.4. Corporate Existence. The Company will maintain and cause each of its Subsidiaries (as applicable) to maintain their respective legal existence.

8.5. Maintenance of Properties. The Company will maintain and cause each of its Subsidiaries (as applicable) to maintain all of their respective properties used or useful in the ordinary course of its business in good repair, working order and condition, ordinary wear and tear excepted.

8.6. Keeping of Records and Books of Account. The Company will keep, and cause any Subsidiary to keep, adequate records and books of account, in which complete entries will be made in accordance with GAAP, reflecting all financial transactions of the Company and such Subsidiary, and in which, for each fiscal year, all proper reserves for depreciation, depletion, obsolescence, amortization, taxes, bad debts and other purposes in connection with its business will be made.

8.7. Property and Business Insurance. The Company will obtain and maintain, and will cause each of its Subsidiaries (as applicable) to maintain as to their respective properties and business, with financially sound and reputable insurers, insurance against such casualties, contingencies and other risks and hazards and of such types and in such amounts as the Board will reasonably determine.

8.8. Key Person Insurance. The Company will maintain, from financially sound and reputable insurers and on commercially reasonable terms, “key person” term life insurance policies of at least $20,000,000 on the lives of each of Alden and Andrus which will name the Company as beneficiary, and the Company will thereafter cause such insurance policies to be maintained until such time as such Person’s no longer employed by or on behalf of the Company. The Company will not maintain a lesser amount of key man life insurance without the prior written consent of the Majority Investors. In the event that the Company should receive at any time any proceeds under such insurance policies, the Investor will have the right, but not the obligation, to cause the Company to pay the Preference Value for each share of Preferred Stock outstanding prior to the distribution to any other Security Holder.

8.9. Directors and Officers’ Insurance. The Company may in the discretion of the Board obtain and maintain directors and officers’ liability insurance coverage on terms satisfactory to the Board.

8.10. Meetings with Auditors. Upon the reasonable written request of the Investor, the Investor may meet with the Company’s auditors and management personnel to discuss the audit of the Company and any related matters.

8.11. Adjustment to Series C Conversion Price. Upon the final determination of the Company’s Adjusted 2008 EBITDA pursuant to the Section 5.2 of the Convertible Note, the Series C Conversion Price (as such term is used in the Charter) will be adjusted in an identical manner to the adjustment of the Per Share Conversion Price (as defined in the Convertible Note) pursuant to Section 5.2 of the Convertible Note (such adjusted Series C Conversion Price, the “Revised C Conversion Price”). The Revised C Conversion Price shall be deemed to have been the Series C Conversion Price for the Charter in accordance with the provisions of Article V, Section 4(l).

IX. SPECIAL CONVERSION OR REPURCHASE OF SERIES C PREFERRED STOCK

9.1. Delivery of Certificates. At the time of any issuance of Series C Preferred Stock pursuant to the Purchase Agreement, the Investor shall cause to be delivered to the Company any certificates representing shares of Series C Preferred Stock to be held by the Company in accordance with the terms of this Article IX.

9.2. Conversion of Convertible Notes. If the Investor elects to convert Convertible Notes into shares of Common Stock, then the Investor hereby appoints the Company as its attorney in fact to elect to convert, at such time as the Company chooses, on behalf of the Investor a number of shares of Series C Preferred Stock equal to the following: (i) the number of shares of Series C Preferred Stock then held by the Investor multiplied by (ii) the quotient of (a) the aggregate principal amount under the Convertible Notes being converted by the Investor divided by (b) the aggregate outstanding principal amount outstanding at such time under the Convertible Notes held by the Investor. Any certificates representing shares of Common Stock being issued by the Company in connection with such conversion shall be promptly delivered to the Investor.

9.3. Payment of Principal under Convertible Notes. If all or a portion of the principal under the Convertible Notes is repaid, then the Company shall have the option to repurchase a number of shares of Series C Preferred Stock from the Investor equal to the following (the “Repurchase Shares”): (i) the number of shares of Series C Preferred Stock then held by the Investor multiplied by (ii) the quotient of (a) the aggregate principal amount under the Convertible Notes being repaid divided by (b) the aggregate outstanding principal amount outstanding at such time under the Convertible Notes held by the Investor. The Repurchase price per share of Series C Preferred Stock shall be equal to the then current Original Issue Price of such share under the Charter plus all accrued but unpaid dividends on such share of Series C Preferred Stock (the

“Repurchase Price”). Such repurchase option shall be exercised by the Company by delivering written notice to the Investor and by delivering to the Investor a check in the amount of the aggregate Repurchase Price for the Repurchase Shares. Upon delivery of such notice and the payment of the aggregate Repurchase Price, the Company shall become the legal and beneficial owner of Repurchase Shares and all rights and interests therein or relating thereto, and the Company shall have the right to retain and transfer to its own name the Repurchase Shares.

9.4. Transfer of Convertible Notes. If all or a portion of the Convertible Notes is transferred by the Investor, then the Company shall have the option to repurchase a number of shares of Series C Preferred Stock that are held by the transferring Investor after the transfer of the Convertible Notes equal to the following, if a positive number (the “Transfer Repurchase Shares”): (i) the quotient of the aggregate principal amount under the Convertible Notes retained by the transferring Investor after the Convertible Notes transfer divided by the aggregate principal amount of the Convertible Notes held by the transferring Investor immediately prior to the Convertible Notes transfer, multiplied by (ii) the number of shares of Series C Preferred Stock held by the transferring Investor immediately prior to the Convertible Notes transfer, and subtracting from such amount (iii) the number of shares of Series C Preferred Stock held by the transferring Investor immediately after the Convertible Notes transfer. Such repurchase option shall be exercised by the Company by delivering written notice to the Investor and by delivering to the transferring Investor a check in the amount of the aggregate Repurchase Price for the Transfer Repurchase Shares. Upon delivery of such notice and the payment of the aggregate Repurchase Price, the Company shall become the legal and beneficial owner of such Transfer Repurchase Shares and all rights and interests therein or relating thereto, and the Company shall have the right to retain and transfer to its own name the Transfer Repurchase Shares

9.5. Further Assurances. The Investor shall execute and deliver such further documents and instruments, and carry out such further actions, as are reasonably requested by the Company in connection with the Company carrying out its rights under this Article 9. Each of the Investors hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as their agent and attorney in fact, to act for and in their behalf and stead, to execute and file any papers and oaths, and to do all other lawfully permitted acts with respect to executing and delivering any stock assignments or other documents or instruments for the sole purpose of allowing the Company to carry out its rights under this Article IX and only when the Company is permitted to exercise such rights pursuant to the terms of this Article IX, with the same legal force and effect as if executed by such Investor.

X. MISCELLANEOUS

10.1. Survival of Representations and Covenants. All representations, warranties, covenants and agreements made by the parties herein (a) are material and will be deemed to have been relied upon by the parties hereto, and will survive and remain in effect subsequent to the date hereof regardless of any investigation on the part of any party or its representatives and (b) will bind such parties’ respective successors and assigns, whether so expressed or not. All such covenants, agreements, representations and warranties will inure to the benefit of the parties’ successors and permitted assigns, whether so expressed or not. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

10.2. Legend on Securities and Convertible Notes. The parties to this Agreement acknowledge and agree that each certificate or instrument representing a Security or Convertible Note will bear the following legend in addition to any other legend required by Law:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES OR BLUE SKY LAWS AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE ASSIGNED EXCEPT PURSUANT TO (A) A REGISTRATION STATEMENT WITH RESPECT TO SUCH SECURITIES WHICH IS EFFECTIVE UNDER THE ACT OR (B) AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE ACT RELATING TO THE DISPOSITION OF SECURITIES, AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES AND BLUE SKY LAWS. THESE SECURITIES ARE ALSO SUBJECT TO THE PROVISIONS OF A SECURITY HOLDERS AGREEMENT, DATED AS OF NOVEMBER 28, 2008, INCLUDING CERTAIN RESTRICTIONS ON TRANSFER SET FORTH THEREIN. A COPY OF SUCH SECURITY HOLDERS AGREEMENT IS AVAILABLE FOR INSPECTION AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE FURNISHED UPON WRITTEN REQUEST AND WITHOUT CHARGE.”

10.3. Amendment and Waiver. Any party may waive any provision hereof intended for its benefit in writing. No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder will operate as a waiver thereof. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to any party hereto at Law or in equity or otherwise. This Agreement may be amended or any provision waived with the prior written consent of the Majority Investors, the Company and a majority in interest of the Securities held by the Non-Investor Security Holders; provided, however, that the approval of a Security Holder is required to approve any amendment or waiver that adversely affects the rights of such Security Holder. Any consent given as provided in the preceding sentence will be binding on all Security Holders and Permitted Transferees and no Security Holder or Permitted Transferee will have any cause of action against any other Person for any action taken by such Person in reliance upon such consent. All actions by the Company hereunder will be taken by or upon the direction of the Board in accordance with Article VI.

10.4. Notices. Any notice or demand which is required or provided to be given under this Agreement will be deemed to have been sufficiently given and received for all purposes (a) upon delivery when delivered by hand, (b) upon confirmation of delivery when sent by facsimile or email, or (c) one Business Day after being sent by overnight delivery providing receipt of delivery, to:

(i) if to the Company:

1441 West Ute Blvd., Suite 250

Park City, UT 84098

Facsimile No. 801-601-3735

Attention: Richard Alden

with copies (which will not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

One Market Street, Spear Tower, Suite 3300

San Francisco, CA 94105

Facsimile No. 415-947-2009

Attention: Robert G. O’Connor;

(ii) if to the Investors:

c/o Goode Partners LLC

767 Third Avenue, 22nd Floor

New York, NY 10017

Facsimile No. 212-317-2827

Attention: David J. Oddi

with copies (which will not constitute notice) to:

Jones Day

222 East 41st Street

New York, NY 10017

Facsimile No. 212-755-7306

Attention: Randi C. Lesnick; and

(iii) if to any other Security Holder, at such Security Holder’s address set forth on the books and records of the Company, or at such other address, notice of which is given by such Security Holder to the Company in accordance with the provisions of this Section 9.4.

10.5. Headings. The headings in this Agreement are for convenience of reference only and will not limit or otherwise affect the meaning hereof.

10.6. Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed will be deemed to be an original and all of which together will be deemed to constitute one and the same instrument. This Agreement may be executed by facsimile or electronic (pdf) signatures.

10.7. Remedies; Severability. It is specifically understood and agreed that any breach of the provisions of this Agreement by any Person subject hereto will result in irreparable injury to the other parties hereto, that the remedy at Law alone will be an inadequate remedy for such breach, and that, in addition to any other legal or equitable remedies which they may have, such other parties will be entitled to enforce their respective rights by an action for specific performance without the necessity of posting any bond or other form of assurance and the Company may refuse to recognize any unauthorized Transferee as one of its security holders for any purpose, including for purposes of dividend and voting rights, until the relevant party or parties have complied with all applicable provisions of this Agreement. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein will remain in full force and effect and will in no way be affected, impaired or invalidated, and the parties hereto will use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable.

10.8. Entire Agreement. This Agreement, together with the Purchase Agreement and other agreements specifically contemplated hereby and thereby, is intended by the parties as a final expression of their agreement and intended to be complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. This Agreement and the Purchase Agreement and other agreements contemplated hereby and thereby (including the Exhibits and Schedules hereto and thereto) supersede all prior agreements and understandings between the parties with respect to such subject matter.

10.9. Successors and Assigns. Subject to compliance with Section 3.1, this Agreement will be binding upon and inure to the benefit of the respective successors and permitted assigns of the parties hereto as contemplated herein, and any successor to the Company by way of merger or otherwise will specifically agree to be bound by the terms hereof as a condition of such successor.

10.10. Governing Law. This Agreement will be deemed to be made under, and will be construed in accordance with, the Laws of the State of Delaware, without giving effect to the of conflict of law principles thereof.

10.11. Jurisdiction; Consent to Service of Process.

(a) Each party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of a Delaware state (a “Delaware Court”), and any appellate court from any such court, in any suit, action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment resulting from any such suit, action or proceeding, and each party hereby irrevocably and unconditionally agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in the Delaware Court.

(b) It will be a condition precedent to each party’s right to bring any such suit, action or proceeding that such suit, action or proceeding, in the first instance, be brought in the Delaware Court (unless such suit, action or proceeding is brought solely to obtain discovery or to enforce a judgment), and if each such court refuses to accept jurisdiction with respect thereto, such suit, action or proceeding may be brought in any other court with jurisdiction; provided, however, that the foregoing will not apply to any suit, action or proceeding by a party seeking indemnification or contribution pursuant to this Agreement or otherwise in respect of a suit, action or proceeding against such party by a thirty party if such suit, action or proceeding by such party seeking indemnification or contribution is brought in the same court as the suit, action or proceeding against such party.

(c) No party may move to (i) transfer any such suit, action or proceeding from the Delaware Court to another jurisdiction, (ii) consolidate any such suit, action or proceeding brought in the Delaware Court with a suit, action or proceeding in another jurisdiction, or (iii) dismiss any such suit, action or proceeding brought in the Delaware Court for the purpose of bringing the same in another jurisdiction.

(d) Each party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, (i) any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in the Delaware Court, (ii) the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court, and (iii) the right to object, with respect to such suit, action or proceeding, that such court does not have jurisdiction over such party. Each party irrevocably consents to service of process in any manner permitted by Law.

10.12. Waiver of Jury Trial. Each of the parties hereto irrevocably waives any and all right to trial by jury in any action, proceeding, claim or counterclaim, whether in contract or tort, at Law or in equity, arising out of or in any way related to this Agreement or the transactions contemplated hereby.

10.13. No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

10.14. Attorneys’ Fees. Except as otherwise provided in this Agreement, in the event that any dispute among the parties to this Agreement should result in litigation, the prevailing party in such dispute will be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement and the transactions contemplated hereby, including such reasonable fees and expenses of attorneys and accountants, which will include all fees, costs and expenses of appeals.

10.15. Adjustments. All references to share amounts and prices herein will be equitably adjusted to reflect any stock split, combination, reorganization, recapitalization, reclassification, stock distribution, stock dividend or similar event affecting the capital stock of the Company.

10.16. After-Acquired Securities. Whenever any Security Holder becomes the record or beneficial owner of Securities or Convertible Notes after the date hereof, such after-acquired Securities or Convertible Notes will be subject to all of the terms and conditions of this Agreement. All Options and Warrants (granted or issued as of or after the date hereof), and any Securities issued upon the exercise thereof, are deemed to be Securities subject to the terms and conditions of this Agreement.

10.17. Joinder Agreement. In addition to the circumstances requiring execution of a Joinder Agreement pursuant to Section 3.1, the Company will require, as a condition to any issuance of Securities upon the exercise of any Warrants or Options of any Security Holder, that such Security Holder (and, if a natural person, his or her spouse if residing in a community property state) execute a Joinder Agreement agreeing to be bound by, and subject to the terms and conditions of, this Agreement, as the same may hereafter be amended, restated or modified.

10.18. Original Agreements. This Agreement amends and restates each of the Original Agreements in their entirety. From and after the date of this Agreement, the Original Agreements will have no force or effect whatsoever and each will be superseded in their entirety by this Agreement. In the event of a conflict between the provisions of this Agreement and any agreement entered into prior to the date hereof with respect to the subject matter of this Agreement, the provisions of this Agreement will control with respect to such subject matter.

10.19. Competitive Activities. The Investors and Mercato, directly or indirectly through one or more Affiliates, are in the business of investing and, therefore, review the business plans and related proprietary information of many enterprises and consequently are or may be engaged in businesses that may be competitive with the business of the Company and any Subsidiaries or companies they own or in which they invest. Except with respect to obligations of the Investors and Mercato pertaining to the maintenance of confidentiality of Company information contained in this Agreement, nothing herein, in the Purchase Agreement or in any other agreement entered into in connection with the transactions contemplated by the Purchase Agreement or any requirement of Law, will be deemed to restrict the Investors, Mercato or their respective Affiliates from engaging in such other business activity (regardless of the effects thereof on the Company or any Subsidiaries or companies they own or in which they invest) and, notwithstanding anything to the contrary in this Agreement, in the Purchase Agreement or in any other agreement entered into in connection with the transactions contemplated by the Purchase Agreement or any requirement of Law, in no event will the Investors, Mercato or any of their respective Affiliates have any obligation to act or refrain from acting (including presenting any opportunity or other matter to the Company or any Security Holder for them to consider or pursue) by reason of any relationship with, or actual or alleged duty to, the Company, any Subsidiaries or any Security Holder. None of the Company, any Subsidiaries or any Security Holder will have any rights by virtue of this Agreement in and to such independent ventures of the Investors, Mercato and their respective Affiliates or the income or profits derived therefrom, and the pursuit of any such venture, even if competitive with the Company’s business, will not be deemed wrongful or improper. Each party hereto agrees that, in any such case, to the extent a court might otherwise hold that the conduct of such activity is a breach of this Agreement, the Purchase Agreement or any other agreement entered into in connection with the transactions contemplated by the Purchase Agreement, it has hereby irrevocably waived any and all rights of recovery it may otherwise have by reason thereof.

10.20. Alden Joinder. Alden, the managing member of Ptarmigan and a Security Holder party hereto, is joining this Agreement for the limited purpose of causing Ptarmigan to fulfill its obligations under this Agreement and each other agreement to which it and the Company, the Investors or any of their respective Affiliates is a party (including the Advisory Agreement, dated as of the date hereof, between the Company and Goode Partners LLC). Alden agrees not to take any action that, if taken by Ptarmigan or the Company, would violate the obligations of such Person under this Agreement or any other such agreement.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Security Holders Agreement as of the date first above written.

SKULLCANDY, INC.

By:	/s/ Richard Alden
Name: Richard Alden
Title: Chief Executive Officer

GOODE SKULLCANDY HOLDINGS LLC

By:	/s/ David J. Oddi
Name: David J. Oddi
Title: Manager

[Signature Page to Security Holders Agreement]

PRIOR STOCKHOLDERS:
[Entity Name]

By:
Name:
Title:

[Individual Name]

[Signature Page to Security Holders Agreement]

Joining for the limited purpose set forth in Section 9.20

/s/ Richard Alden
Richard Alden

[Signature Page to Security Holders Agreement]

EXHIBIT A

Prior Stockholders

Stockholder Name

Ptarmigan LLC (Rick Alden)

Alden, David

Alden, Paul & Sharon

Alden, Richard

Alden, Scott

Andrus, Brad & Terry

Andrus, Brent

Andrus, Cal

Andrus, Clay

Andrus, Jeremy

Andrus, Richard

Andrus, Ryan

Chadwick, Clare

Chegwyn, David & Asa Superannuation Fund

Christensen, Rex

Clark, Cami

Dry Dog, LLC (Tyson Andrus)

Dutton, Jay

Earnshaw, Craig

The Family Trust UTA The Kent & Kim Thomas Family Trust

Garber, Carole

Gazelle Investments LLC

Hunter, Heidi

JA Cropston, LLC

Jacabowski, Adilson

Johnson, Frank & Sarah Trust

Keefer, Kevin

LAC, LC (Ron Lindorf)

Levinthal, Mike

Lisicich, John

Macken, Jay (Dedicated Sales)

Mercato Partners, L.P.

Mercato Partners QP, L.P.

Mignone, Marcus (Dedicated Sales)

Monarch Partners

Montoya, Mark Frank

Moore, Doug & Laurie

Moore, Mary

Murray, Jeremy

Osborn, Lacey

Seastone Companies, LC/Warren Osborne

The Sandstone Trust, Cheri Andrus, TTEE

Schlein, Kathy

Shaw, Darren

Stevens, Shonni

The Survivors Trust UTA The Kent & Kim Thomas Family Trust

Targosz, Marta (Buist)

Tholstrom, Christopher

Tholstrom, Darcy

Tholstrom, Kendall & Claudia

Tholstrom, Tad

Tholstrom, Travis

Warnock, Greg

Williams, Brad

Williams, Cris

Wright, Dan & Adriene

Zito, Tony